SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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LANNETT COMPANY, INC.

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(Name of Registrant as Specified in Its Charter)

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement

2020 Annual Meeting of

Stockholders

Lannett Company, Inc. 9000 State Road Philadelphia, PA 19136 215-333-9000 www.Lannett.com

December 6, 2019

Dear Lannett Company, Inc. Stockholders:

It is my pleasure to invite you to the 2020 Annual Meeting of Stockholders of Lannett Company, Inc. which will be held on January 22, 2020 at 9:00 am EST, at the Wyndham Grand Jupiter at Harbourside Place, 122 Soundings Avenue, Jupiter, Florida 33477.

The purpose of the meeting is to (i) elect seven members of our Board of Directors, (ii) vote to ratify the selection of Grant Thornton, LLP as our independent auditors, (iii) obtain an advisory vote on the compensation of the Company’s executive officers, and (iv) transact such other business as may properly come before the Annual Meeting.

Your vote is important.  Whether you plan to attend the meeting or not, we encourage you to read this Proxy Statement, in its entirety, and vote your shares.  Please sign, date and return the enclosed proxy card as soon as possible in the postage-paid envelope provided.

We look forward to seeing you at the Annual Meeting should you be able to attend.

Thank you.

/s/ Patrick G. LePore
December 6, 2019	Patrick G. LePore
Philadelphia, Pennsylvania	Chairman of the Board

LANNETT COMPANY, INC.

9000 STATE ROAD

PHILADELPHIA, PENNSYLVANIA 19136

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JANUARY 22, 2020

TO THE STOCKHOLDERS OF LANNETT COMPANY, INC.

The 2020 Annual Meeting (the “Annual Meeting”) of the Stockholders of Lannett Company, Inc., a Delaware Corporation (the “Company” or “Lannett”), will be held on January 22, 2020 at 9:00 a.m., local time, at The Wyndham Grand Jupiter at Harbourside Place, 122 Soundings Avenue, Jupiter, Florida 33477, for the following purposes:

1.              To elect seven (7) members of the Board of Directors (the “Board”) to serve until the next Annual Meeting of Stockholders;

2.              To ratify the selection of Grant Thornton, LLP as independent auditors for the fiscal year ending June 30, 2020;

3.              To obtain a non-binding advisory vote on the compensation of the Company’s executive officers; and

4.              To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

THESE MATTERS ARE MORE FULLY DESCRIBED IN THE PROXY STATEMENT ACCOMPANYING THIS NOTICE.

Only stockholders of record at the close of business on December 5, 2019 are entitled to notice and to vote at the 2020 Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting.  Please vote by completing and returning the enclosed proxy card as promptly as possible in the postage-paid envelope provided so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted.

By Order of the Board of Directors

/s/ Patrick G. LePore
December 6, 2019	Patrick G. LePore
Philadelphia, Pennsylvania	Chairman of the Board

LANNETT COMPANY, INC.

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 22, 2020

ATTENDANCE AND VOTING MATTERS

DATE, TIME, AND PLACE OF MEETING

This Proxy Statement is provided to you by the Board of Directors (the “Board”) of Lannett Company, Inc. (“Lannett” or the “Company”) in connection with the 2020 Annual Meeting of Stockholders (the “Annual Meeting”).  The Annual Meeting will be held on January 22, 2020 at 9:00 a.m., local time, at The Wyndham Grand Jupiter at Harbourside Place, 122 Soundings Avenue, Jupiter, Florida 33477, or at any adjournments or postponements of the Annual Meeting for the purposes set forth in the accompanying Notice of Annual Meeting.  We intend to mail this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders on or about December 19, 2019 to all stockholders of the Company entitled to vote at the Annual Meeting.

VOTING METHODS

You may vote on matters to come before the Annual Meeting in three ways:

•                  You may come to the Annual Meeting and cast your vote in person; or

•                  You may vote by internet or phone by following the instructions set forth on the proxy card; or

•                  You may vote by signing and returning the enclosed proxy card by mail.  If you do so, the individual named on the card will vote your shares in the manner you indicate.  You may revoke your proxy at any time prior to the Annual Meeting by sending written notice to the Secretary of the Company at 9000 State Road, Philadelphia, Pennsylvania 19136, or by attending the meeting.

If you come to the Annual Meeting to cast your vote in person and you are holding your stock in a brokerage account (“street name”), you will need to bring a legal proxy obtained from your broker.

You are entitled to cast one vote for each share of Lannett common stock owned on the record date, December 5, 2019.  As of the record date, there were 40,327,443 shares of Lannett common stock outstanding.  Stockholders are not entitled to cumulative voting in the election of directors.

QUORUM

A quorum of stockholders is necessary to hold a valid meeting for the transaction of business.  If the holders of a majority of Lannett common stock are present at the meeting, in person or by proxy, a quorum will exist.  Abstentions and “broker non-votes” are counted as present for purposes of establishing a quorum.

VOTE NECESSARY FOR ACTION

Directors are elected by a plurality vote of shares present in person or by proxy at the Annual Meeting.  Each other action to be considered by the stockholders will be approved by the affirmative vote of at least a majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter.  For any proposal, an abstention will have the same effect as a vote against the proposal.  Broker non-votes will not be voted for or against any of these proposals and will have no effect on any of these proposals.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements.  Any statements made in this Proxy Statement that are not statements of historical fact or that refer to estimated or anticipated future events are forward-looking statements.  We have based our forward-looking statements on management’s beliefs and assumptions based on information available to them at this time.  Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” or “pursue,” or the negative other variations thereof or comparable terminology, are intended to identify forward-looking statements.  Such forward-looking statements reflect our current perspective of our business, future performance, existing trends and information as of the date of this filing.  These include, but are not limited to the impact of the nonrenewal of the exclusive distribution agreement with Jerome Stevens Pharmaceuticals on our future business and prospects, our beliefs about future revenue and expense levels, growth rates, prospects related to our strategic initiatives and business strategies, express or implied assumptions about government regulatory action or inaction, anticipated product approvals and launches, business initiatives and product development activities, assessments related to clinical trial results, product performance and competitive environment, anticipated financial performance and integration of acquisitions.  The statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  We caution the reader that certain important factors may affect our actual operating results and could cause such results to differ materially from those expressed or implied by forward-looking statements.  We believe the risks and uncertainties discussed under “Item 1A - Risk Factors” contained in the Company’s Annual Report on Form 10-K and from time to time in our SEC filings may affect our actual results.

We disclaim any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  We also may make additional disclosures in our Form 10-K, Form 10-Q, Current Reports on Form 8-K and in other filings that we may make from time to time with the SEC.  Other factors besides those listed here could also adversely affect us.

BOARD OF DIRECTORS

The Role of the Board and Risk Oversight

The Board is responsible for overall corporate governance as well as for management and the strategic direction of the Company as a whole.  The corporate governance guidelines are available at www.lannett.com.  The Board and various committees of the Board meet regularly to discuss operating and financial reports presented by the Company, including but not limited to the Chief Executive Officer, Chief Financial Officer, and other members of management.

Assessing and managing risk is the responsibility of management; however the Board, through the Audit Committee, provides oversight and reviews various details regarding the Company’s risk mitigation efforts.  The Board is engaged in the Company’s strategic planning efforts, which include evaluating the objectives and risks associated with these initiatives.

Through the Board’s committees, the Board maintains broad oversight over various functions within the Company. The Audit Committee, under its charter, reviews and discusses risk exposures and the steps management has taken to monitor and mitigate each risk.  The Compensation Committee and the Governance and Nominating Committee monitor risks associated with succession planning and the attraction and retention of talent, as well as risks related to the design of compensation programs within the Company.

The Board has adopted a Code of Business Conduct and Ethics (the “code of ethics”).  The code of ethics applies to all employees including the Company’s Chief Executive Officer, Chief Financial Officer, Corporate Controller, and other finance employees.  The code of ethics is publicly available on our website at www.lannett.com.  If the Company makes any substantive amendments to the code of ethics or grants any waiver, including any implicit waiver, from a provision of the code of ethics to our Chief Executive Officer, Chief Financial Officer, or Corporate Controller, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K.

The Board has established effective anti-hedging and anti-pledging policies.  We have an insider trading policy which among other restrictions prohibits employees, officers and Directors, including Named Executive Officers (“NEOs”), from entering into short sales, calls or any other hedging transaction involving Lannett securities.  In addition, the Board has a policy that prohibits Directors and NEOs from pledging Lannett stock.  None of our Directors or NEOs has pledged Lannett stock as collateral for a personal loan or other obligations.

The members of the Board are expected to attend all Board meetings whether in person or via teleconference.  Additionally, members of the Board are expected to attend the Annual Meeting.

The Board met eight times during the fiscal year ended June 30, 2019 (“Fiscal 2019”).  In addition to meetings of the Board, Directors attended meetings of individual Board committees.  Each of the Directors attended at least 75% of the Board meetings and meetings of Board committees of which they were a member during Fiscal 2019.  All Directors were present at the 2019 Annual Meeting.

In the past year, the Board and management have worked diligently - and successfully - to reposition the Company on solid financial and operational footing following Jerome Stevens Pharmaceuticals (“JSP”) decision in August 2018 to not renew its distribution agreement when the contract was set to expire on March 23, 2019.  In addressing this challenge, last year we established the Board’s and the Special Committee’s plan and commitment to provide guidance and oversight: 1) to assure that management was achieving its goal set out in the November 2018 Cost Saving Program; 2) in considering thoughtful capital structure decisions, including, but not limited to, a debt refinancing; and 3) in analyzing many strategic alternatives.  We are pleased to report that all three of these objectives were fulfilled.  Regarding the November 2018 Cost Savings Program, all goals were met, including the cessation of operations at Cody Laboratories.  In reference to our capital structure, the Company has taken actions — including the September 2019 issuance of an $86 million convertible note, the net proceeds of which were used to pay down the Term A debt, as well as the voluntary repurchase of an additional $62 million of existing term debt throughout the year — all of which have alleviated potential concerns with the maturity of the Term A loan in November of 2020.  And lastly, we continue to be actively engaged in analyzing strategic alternatives on an ongoing basis.

Tantamount in importance to stabilizing the Company, we feel that Mr. Crew, the CEO, and management have firmly set the Company on a solid growth path well into the future.  After almost two years since the Board appointed Mr. Crew, the Board continues to be very satisfied with their choice, due mainly to Mr. Crew’s strong performance, his leadership, and his plan to drive future stockholder value.  With Mr. Crew at the helm, for the 12 months ended September 30, 2019 our net revenues (excluding sales of JSP Levothyroxine) grew by approximately 12% over the comparable prior-year period.  Concurrent with this top-line growth were solid increases to both our gross margin and operating margin on net revenues excluding sales of JSP Levothyroxine.  Moreover, through organic growth, R&D partnerships and distribution agreements, Mr. Crew and management are targeting a 15% top-line compound annual growth rate

(“CAGR”) over the next three years, while continuing to maintain our historical, disciplined approach toward profit margins.  In addition, management continues to analyze and monitor the debt capital markets for the appropriate time to refinance.  Therefore, with management’s proven track record of strong results, a positive future outlook, and the continuing improvement of our balance sheet, we feel that we are well-positioned to create significant stockholder and stakeholder value moving forward.

As part of our effort to increase stockholder value, we constantly consider a diversified and optimal Board composition.  After analyzing our needs in late 2018 and early 2019, we began a director search for a senior, pharmaceutical research and development executive.  Following robust diligence, we are pleased to report that Dr. Melissa Rewolinski joined the Board as an independent director on July 1, 2019.  Dr. Rewolinski has over 20 years of experience in the pharmaceutical industry.  Along her professional career, she has worked for Intercept Pharmaceuticals, Amira Pharmaceuticals, Pfizer, and Pharmacia & Upjohn.  In addition, Dr. Rewolinski holds a B.S. in chemistry and Ph.D. in organic chemistry from Rice University.   Further in respect to the Board composition, after four and a half years of excellent service, Mr. Albert Paonessa, III, will not be standing for re-election to the Board for 2020.  Among his many contributions to the Board were Mr. Paonessa’s paramount role in the choice and recruitment of Mr. Crew, and his expertise and guidance in our understanding and our interaction with our largest customers.  This year on the proxy ballot are seven (7) director candidates, of which five (5) candidates are independent and two (2) candidates are non-independent, which significantly improves our independent to non-independent director ratio from a year ago.

Further on the topic of continuously improving our corporate governance, this year we were busy updating many of our corporate governance documents and policies.  In the past year, we have updated the Company’s Bylaws, the Corporate Governance Guidelines, and all Board Committee charters.  At the Company level, the Board has provided guidance for and approved of a new Compliance Committee charter, an updated and revised Code of Business Conduct and Ethics, the implementation of a new compliance hotline operated by a third-party vendor, and the completion of an Enterprise Risk Management Assessment.  In addition, the Board provided guidance and approval of a series of updated corporate policies, including an Insider Trading Policy, Antitrust Policy, Whistleblower Policy and Social Media Policy.  Finally, both the Board and Company have received compliance training.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide that a majority of our Directors should meet New York Stock Exchange (“NYSE”) independence requirements.  The director will not be considered independent unless the Board determines that the director meets the NYSE independence requirements and has no relationship that in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director.

Our Board leadership structure is one under which Patrick G. LePore serves as the non-executive, independent Chairman of the Board.  We currently have seven other Directors, including Timothy C. Crew, Chief Executive Officer.  Five of the eight Directors currently serving on the Board of Directors are “independent” as defined by the NYSE. The Board has four permanent committees: the Audit Committee, Compensation Committee, Governance and Nominating Committee, and Strategic Planning Committee.  In addition, the non-management members of the Board of Directors meet regularly without management directors or management personnel present.

The Board believes that the role of Chairman of the Board and Chief Executive Officer should be separate, and that the Chairman should not be an employee of the Company.  The Board believes that this separation benefits the stockholders in the form of increased oversight.  As further oversight, the independent Board members also meet throughout the year in executive sessions where neither management personnel nor other non-independent directors are present.  In the Company’s case, this excluded Jeffrey Farber, Albert Paonessa, III and Timothy C. Crew, Chief Executive Officer.

Overall, we believe that the separation of the Chairmanship and Chief Executive Officer positions, our strong committee system, and regular non-management director and independent director meetings allow for effective Board oversight of management.

Communicating with the Board of Directors

Interested persons may contact the non-management directors by sending written comments to 9000 State Road, Philadelphia, Pennsylvania 19136 Attn: Board of Directors.  The original communication as addressed, or a summary of the submissions will be forwarded to the directors for discussion in the next directors meeting.  If a summary of the communication is provided, the original communication will be maintained on file and available for the directors’ review upon request.

Board Committees

The Board has four permanent committees - Audit Committee, Compensation Committee, Governance and Nominating Committee and Strategic Planning Committee.  There were nine (9) Audit Committee meetings, five (5) Compensation Committee meetings, four (4) Governance and Nominating Committee meetings, and no Strategic Planning Committee meetings held during Fiscal 2019.  In August 2018, the Board formed a Special Committee to provide oversight and strategic advice following JSP’s decision to not renew the JSP Contract.  The Special Committee has met eleven (11) times during Fiscal 2019.  In February 2019, the Board also formed a Special Stockholder Demand Committee for the purpose of investigating and responding to various stockholder demands against the Company; the Special Stockholder Demand Committee has met six (6) times.  The following table shows the directors who are currently members of each permanent Board Committee:

		Compensation	Governance and	Strategic Planning
Name	Audit Committee	Committee	Nominating Committee	Committee
John C. Chapman	Chairman	Member	—	—
Timothy C. Crew	—	—	—	—
David Drabik	Member	Member	Chairman	Member
Jeffrey Farber	—	—	—	Member
Patrick G. LePore, Chairman of the Board	—	—	Member	Member
Melissa Rewolinski*	—	—	—	—
Albert Paonessa, III	—	—	—	Chairman
Paul Taveira	Member	Chairman	Member	—

*Dr. Rewolinski joined the Board in July 2019

The Audit Committee has responsibility for overseeing the Company’s financial reporting process on behalf of the Board.  In addition, Audit Committee responsibilities include selection of the Company’s independent auditors, conferring with the independent auditors regarding their audit of the Company’s consolidated financial statements, pre-approving and reviewing the independent auditors’ fees and considering whether non-audit services are compatible with maintaining their independence, and considering the adequacy of internal financial controls.  The Audit Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.lannett.com.  The charter describes the nature and scope of the Audit Committee’s responsibilities.  All members of the Audit Committee are independent directors as defined by the rules of the NYSE.  See “Report of the Audit Committee.”

Financial expert on Audit Committee:  The Board has determined that John C. Chapman, current director and chairman of the Audit Committee, is the Audit Committee financial expert as defined in section 3(a)(58) of the Exchange Act and the related rules of the Commission.

The Compensation Committee establishes and regularly reviews the Company’s compensation philosophy, strategy, objectives and ethics and determines the compensation of the executive officers of the Company.  For a discussion on the Compensation Committee’s process and factors used in determining executive compensation refer to “Compensation Discussion and Analysis” starting on page 14.  The Compensation Committee also administers the Company’s equity compensation plans.  The Compensation Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.lannett.com.  All members of the Compensation Committee are independent directors as defined by the rules of the NYSE.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during Fiscal 2019 or as of the date of this Proxy Statement is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board.

The Governance and Nominating Committee is responsible for identifying and evaluating individuals qualified to become Board members and for recommending such individuals for nomination.  All candidates must possess an unquestionable commitment to high ethical standards and have a demonstrated reputation for integrity.  Other factors considered in identifying and evaluating candidates include an individual’s business experience, education, civic and community activities, knowledge and experience with respect to the issues impacting the pharmaceutical industry and public companies, as well as the ability of the individual to devote the necessary time to service as a director.

Once a person has been identified by the Governance and Nominating Committee as a potential candidate, the Governance and Nominating Committee performs a robust review, which includes collection of outside information, to include publicly available information and all other relevant information available to determine if the person should be considered further.  Once this determination has been made the person is contacted.  If the person expresses a willingness and interest to be considered to serve on the Board, the Governance and Nominating Committee will request further information from the candidate including resumes, references and other relevant information.  A formal interview process is then held.  The Governance and Nominating Committee will then consider all information, qualifications, and accomplishments, including comparisons to other potential candidates before making its final decision.

The Governance and Nominating Committee will also consider candidates recommended by stockholders.  All nominees will be evaluated in the same manner, regardless of whether they were recommended by the Governance and Nominating Committee or recommended by a stockholder.  To have a candidate considered by the Governance and Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

•                  The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of ownership; and

•                  The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be considered as a director nominee if recommended by the Governance and Nominating Committee to the Board and nominated by the Board to be included in the Proxy Statement for election at the Annual Meeting.

The stockholder recommendation and information described above must be sent to the Company at 9000 State Road, Philadelphia, Pennsylvania 19136, and must be received not less than 120 days prior to the anniversary date of the Company’s most recent Annual Meeting.

The Governance and Nominating Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.lannett.com.  All members of the Governance and Nominating Committee are independent directors as defined by the rules of the NYSE.

The Strategic Planning Committee oversees the Company’s medium and long-term business strategies, including the decisions regarding new product initiatives, joint ventures and alliances, new markets and other matters related to the Company’s long-term planning process.  The Strategic Planning Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.lannett.com.

Executive Sessions of Independent Directors

In accordance with the rules and regulations of the NYSE, non-management independent directors meet at regularly scheduled executive sessions without management participation.  At least once a year, an executive session is held with only independent Directors.  Executive sessions are chaired by the non-executive, independent, Chairman of the Board.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of three independent directors (as defined in section 303(A) of the NYSE listing company manual) and maintains a written charter in accordance with rules of the NYSE.

Management is primarily responsible for the Company’s financial statements and related internal controls over financial reporting.  The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and related internal controls over financial reporting.  The Audit Committee’s responsibility is to monitor the Company’s financial reporting and internal control processes and to review the performance and independence of the Company’s independent registered public accounting firm.

Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared, in all material respects, in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.

The Audit Committee has received from its independent registered public accounting firm written communications regarding the matters required to be discussed with the Audit Committee.  These matters included information regarding the scope and results of their audit of the Company’s financial statements, including with respect to (i) their responsibilities under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant accounting adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit.  The Committee discussed these matters with the Company’s independent registered public accounting firm, with and without management present.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by the Public Company Accounting Oversight Board, and the Audit Committee discussed the firm’s independence with the independent registered public accounting firm.  The Audit Committee also pre-approved all fiscal 2019 audit and non-audit services and fees and concluded that the non-audit services performed, and related fees did not impair the independence of the independent registered public accounting firm.

Based upon the Audit Committee’s discussions and reviews referred to above, the Audit Committee recommended that the audited consolidated financial statements be included in Lannett’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019 as filed with the Securities and Exchange Commission.

Audit Committee:

John C. Chapman (Chairman)
David Drabik
Paul Taveira

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of October 31, 2019, information regarding the security ownership of the directors and certain executive officers of the Company and persons known to the Company to be beneficial owners of more than five (5%) percent of the Company’s common stock.  Although grants of restricted stock under the Company’s 2011 and 2014 Long Term Incentive Plans (“LTIPs”) generally vest equally over time from the grant date, the restricted shares are included below because the voting rights with respect to such restricted stock are acquired immediately upon grant.

Name and Address of Beneficial Owner /		Excluding Options (*)					Including Options (**)
Director / Executive Officer	Office	Shares Held Directly	Shares Held Indirectly	Total Shares		Percent of Class	Number of Shares		Percent of Class

John M. Abt 9000 State Road Philadelphia, PA 19136	VP and Chief Quality Operations Officer	46,589	0	46,589	(1)	0.12%	53,704	(1),(2)	0.13%

Maureen M. Cavanaugh 9000 State Road Philadelphia, PA 19136	Senior VP & Chief Commercial Operations Officer	63,973	0	63,973	(3)	0.16%	63,973	(3)	0.16%

John C. Chapman 9000 State Road Philadelphia, PA 19136	Director	46,019	0	46,019		0.11%	46,019		0.11%

Timothy C. Crew 9000 State Road Philadelphia, PA 19136	Chief Executive Officer	184,567	0	184,567	(4)	0.46%	202,476	(4)(5)	0.50%

David Drabik 9000 State Road Philadelphia, PA 19136	Director	83,192	0	83,192		0.21%	83,192		0.21%

Robert Ehlinger 9000 State Road Philadelphia, PA 19136	VP and Chief Information Officer	47,455	0	47,455	(6)	0.12%	80,085	(6),(7)	0.20%

Jeffrey Farber 9000 State Road Philadelphia, PA 19136	Director	2,343,614	1,918,786	4,262,400	(8)	10.55%	4,262,400	(8)	10.53%

David Farber 9000 State Road Philadelphia, PA 19136		1,885,870	2,340,929	4,226,799	(9)	10.46%	4,226,799	(9)	10.44%

Samuel H. Israel 9000 State Road Philadelphia, PA 19136	Chief Legal Officer and General Counsel	69,011	0	69,011	(10)	0.17%	75,405	(10),(11)	0.19%

John Kozlowski 9000 State Road Philadelphia, PA 19136	VP of Finance and Chief Financial Officer	50,681	0	50,681	(12)	0.13%	71,532	(12),(13)	0.18%

Patrick G. Lepore 9000 State Road Philadelphia, PA 19136	Chairman of the Board, Director	201,340	0	201,340		0.50%	201,340		0.50%

Albert Paonessa, III 9000 State Road Philadelphia, PA 19136	Director	45,945	0	45,945		0.11%	45,945		0.11%

Melissa Rewolinski 9000 State Road Philadelphia, PA 19136	Director	5,785	0	5,785		0.01%	5,785		0.01%

Paul Taveira 9000 State Road Philadelphia, PA 19136	Director	81,415	0	81,415		0.20%	81,415		0.20%

All directors and executive officers as a group (13 persons)		3,269,586	1,918,786	5,188,372		12.86%	5,273,271		13.05%

(1)              Includes 33,056 unvested shares received pursuant to restricted stock awards granted in November 2016, April 2018, July 2018 and July 2019.

(2)              Includes 1,970 vested options to purchase common stock at an exercise price of $59.20 per share, 1,155 vested options to purchase common stock at an exercise price of $31.30 per share, 1,839 vested options to purchase common stock at an exercise price of $17.40 and 2,151 vested options to purchase common stock at an exercise price of $12.20.

(3)              Includes 58,479 unvested shares received pursuant to restricted stock awards granted in May 2018 and July 2019.

(4)              Includes 152,424 unvested shares received pursuant to restricted stock awards granted in January 2018, July 2018 and July 2019.

(5)              Includes 10,701 vested options to purchase common stock at an exercise price of $23.65 per share and 7,208 vested options to purchase common stock at an exercise price of $12.20 per share.

(6)              Includes 19,950 unvested shares received pursuant to restricted stock awards granted in November 2016, July 2018 and July 2019.

(7)              Includes 11,667 vested options to purchase common stock at an exercise price of $13.86 per share, 10,000 vested options to purchase common stock at an exercise price of $34.77 per share, 6,300 vested options to purchase common stock at an exercise price of $59.20 per share, 968 vested options to purchase common stock at an exercise price of $31.30 per share, 1,839 vested options to purchase common stock at an exercise price of $17.40 per share and 1,856 vested options to purchase common stock at an exercise price of $12.20 per share.

(8)              Includes 1,075,128 shares held by the Jeffrey Farber Family Foundation which is managed by Jeffrey Farber.  Jeffrey Farber disclaims beneficial ownership of these shares.  Includes 30,000 shares held by the Jeffrey and Jennifer Farber Family Foundation which is managed by Jeffrey Farber.  Jeffrey Farber disclaims beneficial ownership of these shares.  Includes 528,142 shares held by Farber Family LLC (“FFLLC”) which is managed by Jeffrey and David Farber.  David Farber and Jeffrey Farber each disclaim beneficial ownership of these shares.  Includes 73,408 shares held by Jeffrey Farber as custodian for his children, 17,279 shares held as joint custodian with David Farber for a relative, and also includes 38,000 shares held by Farber Investment Company (“FIC”).  Jeffrey Farber and David Farber each beneficially own 25% of FIC and each disclaim beneficial ownership of all but 9,500 shares held by FIC.  Includes 156,829 shares held by a Grantor Retained Annuity Trust, in which Jeffrey Farber is the trustee.

(9)              Includes 854,443 shares held by the David and Nancy Family Foundation and 574,760 shares held by the David and Nancy Philanthropic foundation.  David Farber disclaims beneficial ownership of these shares.  Includes 528,142 shares held by FFLLC which is managed by Jeffrey and David Farber.  David Farber and Jeffrey Farber each disclaim beneficial ownership of these shares.  Includes 180,145 shares held by David Farber as joint custodian with his children, 148,160 shares held as trustee for his children and 17,279 shares held as joint custodian with Jeffrey Farber for a relative.  David Farber disclaims beneficial ownership of these shares.  Also includes 38,000 shares held by FIC.  Jeffrey Farber and David Farber each beneficially own 25% of FIC and each disclaim beneficial ownership of all but 9,500 shares held by FIC.

(10)       Includes 53,588 unvested shares received pursuant to restricted stock awards granted in July 2017, July 2018 and July 2019.

(11)       Includes 1,839 vested options to purchase common stock at an exercise price of $17.40 per share and 4,555 vested options to purchase common stock at an exercise price of $12.20 per share

(12)       Includes 37,300 unvested shares received pursuant to restricted stock awards granted in November 2016, September 2017, October 2017, July 2018 and July 2019.

(13)       Includes 4,000 vested options to purchase common stock at an exercise price of $4.16 per share, 9,334 vested options to purchase common stock at an exercise price of $13.86 per share, 4,200 vested options to purchase common stock at an exercise price of $34.77 per share and 3,317 vested options to purchase common stock at an exercise price of $12.20 per share.

*   Percent of class calculation is based on 40,335,406 outstanding shares of common stock at October 31, 2019.

** Assumes that all options exercisable within sixty days of October 31, 2019 have been exercised.

The following table sets forth, as of October 31, 2019, information regarding the names and addresses of the stockholders known to the Company to be beneficial owners of more than five (5%) percent of the Company’s common stock.

Name and Address of Beneficial Owner	Number of Shares		Percent of Class

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,765,936	(1)	12.1%

D.E. Shaw & Co., L.P. 1166 Avenue of the Americas, 9th Floor, 6th Ave New York, NY 10036	3,375,318	(2)	8.60%

LSV Asset Management 155 N Upper Wacker Dr Chicago, IL 60606	2,092,352	(3)	5.37%

(1)    Based on Schedule 13G/A filed by Blackrock, Inc. with the SEC on January 31, 2019, Blackrock, Inc. has sole voting power over 4,716,168 shares, shared voting power over 0 shares, sole dispositive power over 4,765,936 shares and shared dispositive power over 0 shares.

(2)              Based on Schedule 13G filed by D.E. Shaw & Co., L.P. with the SEC on August 9, 2019, D.E. Shaw & Co., L.P. has sole voting power over 0 shares, shared voting power over 3,154,618 shares, sole dispositive power over 0 shares and shared dispositive power over 3,375,318 shares.

(3)              Based on Schedule 13G/A filed by LSV Asset Management with the SEC on February 13, 2019, LSV Asset Management has sole voting power over 1,208,163 shares, shared voting power over 0 shares, sole dispositive power over 2,092,352 shares and shared dispositive power over 0 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC reports of ownership and changes in ownership of common stock and other equity securities of the Company.  Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during Fiscal 2019 all filing requirements applicable to its officers, directors and greater-than-10% beneficial owners under Section 16(a) of the Exchange Act were complied with in a timely manner.

DIRECTORS AND OFFICERS

The directors and executive officers of the Company are set forth below:

	Age	Position
Directors:

Patrick G. LePore	64	Chairman of the Board

John C. Chapman	65	Director

Timothy C. Crew	58	Director

David Drabik	51	Director

Jeffrey Farber	59	Director

Melissa Rewolinski	50	Director

Albert Paonessa, III	59	Director

Paul Taveira	60	Director

Officers:

Timothy C. Crew	58	Chief Executive Officer

John Kozlowski	47	Vice President of Finance and Chief Financial Officer

John M. Abt	54	Vice President and Chief Quality Operations Officer

Maureen M. Cavanaugh	60	Senior Vice President and Chief Commercial Operations Officer

Robert Ehlinger	62	Vice President and Chief Information Officer

Samuel H. Israel	58	General Counsel and Chief Legal Officer

Patrick G. LePore - See “Proposal No. 1 - Election of Directors” for information pertaining to Mr. LePore.

John C. Chapman — See “Proposal No. 1 - Election of Directors” for information pertaining to Mr. Chapman.

Timothy C. Crew — See “Proposal No. 1 - Election of Directors” for information pertaining to Mr. Crew.

David Drabik — See “Proposal No. 1 - Election of Directors” for information pertaining to Mr. Drabik.

Jeffrey Farber — See “Proposal No. 1 - Election of Directors” for information pertaining to Mr. Farber.

Melissa Rewolinski — See “Proposal No. 1 - Election of Directors” for information pertaining to Dr. Rewolinski.

Albert Paonessa, III was appointed as a Director of the Company in July 2015.  In May 2017, Mr. Paonessa was appointed the Chief Executive Officer of KeySource Medical, a generic distributor (“KeySource”).  Prior to that, Mr. Paonessa served as the President of Anda, Inc., the fourth largest distributor of generic drugs in the U.S., for over 10 years until January 2015.  He previously served as Anda’s Senior Vice President of Sales and before that as Vice President of IT.  Earlier, Mr. Paonessa was Vice President of Operations for VIP Pharmaceuticals, which was acquired by Anda’s parent company Andrx, in 2000.  Mr. Paonessa earned a Bachelor of Arts degree in Interpersonal Communications from Bowling Green State University.  Mr. Paonessa will not be standing for re-election to the Board for 2020.

Paul Taveira — See “Proposal No. 1 - Election of Directors” for information pertaining to Mr. Taveira.

Timothy C. Crew was appointed as the Company’s Chief Executive Officer and a Director of the Company in January 2018.  Mr. Crew has more than 25 years of experience in the generic and branded pharmaceutical industries.  Previously, he served as Chief Executive Officer of Cipla North America, a global pharmaceutical company based in Mumbai, India.  Before Cipla, he worked for eight years at Teva Pharmaceuticals Industries Ltd. (“Teva”), where he ultimately served as Senior Vice President and Commercial Operating Officer of the North American Generics division, the world’s largest generic operation with multibillion dollars of annual sales.  Before that, he was Teva’s Vice President, Alliances and Business Development.  Mr. Crew was also an Executive Vice President, North America, for Dr. Reddy’s Laboratories Ltd.  Mr. Crew began his pharmaceutical career at Bristol-Myers Squibb, where he held a number of senior management positions in global marketing, managed healthcare, marketing, business development and strategic planning.  Prior to his pharmaceutical roles, Mr. Crew served in the United States Army, where he rose to the rank of Captain. Mr. Crew earned a Bachelor of Arts degree in economics from Pomona College and a Masters of Business Administration degree from Columbia Business School.

John Kozlowski joined the Company in 2009 and was promoted in 2010 to Corporate Controller.  In 2016, Mr. Kozlowski was promoted to Vice President Financial Operations & Corporate Controller.  In October 2017, Mr. Kozlowski was promoted to Chief Operating Officer.  In April 2018, Mr. Kozlowski was promoted to Chief of Staff and Strategy Officer.  In August 2019, Mr. Kozlowski succeeded Martin Galvan as the Vice President of Finance and Chief Financial Officer.  Prior to joining the Company, Mr. Kozlowski served in senior finance and accounting roles for Optium Corporation and Finisar Australia.  He earned a Bachelor of Arts degree in finance from James Madison University and a Masters of Business Administration degree from Rider University.  In July 2019, the Company announced that Mr. Kozlowski will succeed Mr. Galvan as the Vice President of Finance and Chief Financial Officer effective August 31, 2019.

John M. Abt joined the Company in March 2015 as Vice President of Quality and was promoted to Vice President and Chief Quality and Operations Officer in April 2018.  Prior to joining the Company, Mr. Abt held senior level positions in both quality and operations and has extensive knowledge in pharmaceutical manufacturing, quality, strategy, business improvement and site transformation.  Prior to joining the Company, he most recently served as Teva Pharmaceuticals’ Vice President Global Quality Strategy, overseeing the development and implementation of strategy and associated initiatives for the global quality organization.  Before that, he held a number of leadership positions of increasing responsibility in operations, continuous improvement, quality systems and compliance.  He earned his Doctorate in Business Administration from Temple University, Masters of Administrative Science in Business Management from Johns Hopkins University and a Bachelor of Science in Biochemistry from Niagara University.

Maureen M. Cavanaugh joined the Company in May 2018 as Senior Vice President and Chief Commercial Operations Officer.  Prior to joining the Company, Ms. Cavanaugh spent the past 11 years at Teva, most recently as Senior Vice President, Chief Commercial Officer, North American Generics.  Earlier at Teva, Ms. Cavanaugh served as Senior Vice President and General Manager, US Generics and before that held a variety of positions in sales, marketing and customer operations.  Ms. Cavanaugh also previously served as Senior Director of Marketing at PAR Pharmaceuticals, as Director, Product Management and Marketing Research at Sandoz Inc., and held a number of finance, sales and marketing operations positions at Bristol Myers-Squibb.  Ms. Cavanaugh earned a Bachelor of Science in Business Administration degree from LaSalle University and a Masters of Business Administration degree from Rider University.

Robert Ehlinger joined the Company in July 2006 as Chief Information Officer.  In June 2011, Mr. Ehlinger was promoted to Vice President of Logistics and Chief Information Officer.  Prior to joining Lannett, Mr. Ehlinger was the Vice President of Information Technology at MedQuist, Inc., a healthcare services provider, where his career spanned 10 years in progressive operational and technology roles.  Prior to MedQuist, Mr. Ehlinger was with Kennedy Health Systems as their Corporate Director of Information Technology supporting acute care and ambulatory care health information systems and biomedical support services.  Earlier on, Mr. Ehlinger was with Dowty Communications where he held various technical and operational support roles prior to assuming the role of International Distribution Sales Executive managing the Latin America sales distribution channels.  Mr. Ehlinger received a Bachelor’s of Arts degree in Physics from Gettysburg College in Gettysburg, PA.

Samuel H. Israel joined the Company in July 2017 as General Counsel and Chief Legal Officer.  Prior to joining Lannett, Mr. Israel was a partner with Fox Rothschild LLP, a national, full-service law firm, with 26 offices that provide services in more than 60 practice areas, since 1998.  He served as chair of the firm’s Pharmaceutical and Biotechnology Practice and handled a variety of commercial litigation matters.  Mr. Israel earned a bachelor of science degree in chemical engineering from the University of Pennsylvania and a juris doctor degree with honors from Rutgers University School of Law.

To the best of the Company’s knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any director, executive officer, or significant employee during the past ten years.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our Fiscal 2019 Executive Compensation Program. It provides an overview of the compensation program for the following Named Executive Officers (“NEOs”) and how the Compensation Committee of the Board of Directors (“the Committee”) made its decisions for our 2019 fiscal year.

NEO	Title/Role
Timothy C. Crew	Chief Executive Officer (“CEO”)
Martin P. Galvan	Vice President of Finance and Chief Financial Officer (“CFO”)*
Samuel H. Israel	Chief Legal Officer and General Counsel
John Kozlowski	Chief of Staff and Strategy Officer*
John Abt	Vice President and Chief Quality and Operations Officer

*                 Mr. Galvan retired from the Company effective August 30, 2019, with Mr. Kozlowski assuming the role of Vice President, Finance and Chief Financial Officer effective August 31, 2019

Say on Pay Results in 2019

At our annual stockholders meeting in January 2018, the majority of our stockholders supported an annual cycle for “say-on-pay” advisory votes relating to our Executive Compensation Program for NEOs. As a result, we moved from conducting “say on pay” votes every three years, including in 2012, 2015, and 2018, to annual votes, commencing in January 2019.  At our annual stockholders meeting in January 2019, our stockholders approved the “say-on-pay” proposal, with 92% of votes cast in support of our executive compensation program.

Although this vote is non-binding, its outcome, along with stockholder feedback and the competitive business environment, plays an important role in how the Committee makes decisions about the program’s structure. To this end, during the past few years, the Committee conducted periodic reviews of the Executive Compensation Program, monitored industry practices and sought feedback from some of our largest investors.  Based in part on this feedback, the Committee introduced performance shares tied to the Company’s three-year total stockholder returns relative to companies in the S&P Pharmaceuticals Select Industry Index as part of the long-term incentive program for NEOs in Fiscal 2018 and increased its weighting from 25% to 33.3% of the target award opportunity in Fiscal 2019.  Our executive compensation program for NEOs continues to place a significant emphasis on performance-based variable pay tied to key strategic objectives, including all equity grants to NEOs and other executive officers in Fiscal 2019. We believe these actions demonstrate our responsiveness to stockholder feedback and our ongoing commitment to aligning executive pay with performance and long-term value creation.

The following pages of this CD&A highlight performance results since Fiscal 2016 that have had a direct impact on the compensation paid to our NEOs over the same period of time. It looks specifically at the performance measures used in the short- and long-term incentive awards under the Executive Compensation Program that the Committee believes drive stockholder value. It also describes recently approved changes for Fiscal 2020 to further align our Executive Compensation Program with our objectives and best competitive practice.

A Word About Risk

The Committee believes that incentive plans, along with the other elements of the Executive Compensation Program, provide appropriate rewards to our NEOs to keep them focused on our goals. The Committee also believes that the program’s structure, along with its oversight, continues to provide a setting that does not encourage the NEOs to take excessive risks in their business decisions.

Executive Summary

Business Highlights

Fiscal 2019 was another year of challenges and transition for the Company, primarily due to the expiration in March 2019 of our product distribution agreement with Jerome Stevens Pharmaceuticals, Inc. (“JSP”), which accounted for a significant portion of our historical revenues and profitability.  Following the August 2018 announcement of the non-renewal of the JSP contract, the Company recognized a large asset impairment charge and experienced a significant decline in stock price.  In September 2018, the Company decided to pursue a sale of our wholly-owned subsidiary Cody Laboratories, Inc. (“Cody Labs”), and subsequently determined in

June 2019 to cease all operations at Cody Labs, resulting in additional costs and asset impairment charges in Fiscal 2019.  In response to these challenges, and under the leadership of Mr. Crew and the Board of Directors, the Company established a new strategy focused on growing our core business, launching new products, building our R&D pipeline, expanding strategic alliances, and reducing costs.  Our leadership team and Board are focused on executing our strategy, streamlining our operations, and developing new products and alliances to diversify and enhance our revenue streams, with considerable progress made in Fiscal 2019, including a record number of new product launches.  We believe these actions will better position the Company for long-term profitable growth and stockholder value creation.  We also appointed a new Board Chairman, effective July 1, 2018, and added two new directors: one new director effective July 1, 2018 and another new director effective July 1, 2019.  As discussed below, the Company is executing on a number of key strategic initiatives and continuing to operate profitably (excluding one-time asset impairment charges) despite ongoing challenging market conditions within the generic pharmaceuticals industry.

The Company achieved a number of strategic milestones in Fiscal 2019, including the implementation of a cost reduction program which is targeted to achieve annualized savings of approximately $66 million by Fiscal 2020 as compared with Fiscal 2018 levels.  This reduction included implementation of a restructuring plan for Cody Labs, significantly reducing the scope of operations and related costs, and, as noted above, eventually decided to cease all operations.  Effective December 1, 2018, we entered into an agreement to provide Levothyroxine Sodium Tablets USP exclusively to Amneal Pharmaceuticals, Inc. through the remaining duration of our contract with JSP, providing the Company with an up-front cash payment and guaranteed gross profit of at least $50 million over the remaining term of the agreement.  We also streamlined our production and supply chain functions by closing our manufacturing and distribution facilities in Philadelphia and transferring all operations to our plant in Seymour, Indiana.  In March 2019, we successfully completed our 2016 Restructuring Plan, which resulted in the realization of transaction-related synergies following the November 2015 acquisition of Kremers Urban Pharmaceuticals Inc. (“KUPI”), a deal that significantly increased our product portfolio and scope of operations.  In addition, we continued to significantly strengthen our balance sheet, reducing our debt by approximately $129 million in Fiscal 2019.

In addition, we continued to make important advances in product development and mix, market share, and in our regulatory approval process, allowing us to efficiently and safely place our products that span a variety of categories on the market.  We launched 18 new products during Fiscal 2019, most of which have a limited or moderate number of competitors, and more than twice the number of products launched in Fiscal 2018, with additional launches planned in Fiscal 2020 and beyond.  As of June 30, 2019, we had over 100 products available to the market, with approximately 60 products in our pipeline.  We also continue to capitalize on our strategic partnerships, both domestically and internationally.  Since January 2018, we acquired or in-licensed more than 40 products and entered into several new strategic alliance agreements which diversified and enhanced our revenue streams.  Along with our strategic alliance partner, HEC Group, we initiated a healthy adult male PK/PD for an insulin-based product with significant market potential to treat type 1 and type 2 diabetes, which impacts 29 million Americans.

Our financial performance in Fiscal 2019 was adversely impacted by ongoing competitive pressures within the generic pharmaceutical industry, the expiration of the JSP contract, and operational issues at our Cody Labs subsidiary.  Despite these challenges, our executive leadership and other employees made significant progress in executing our strategic plan and positioning the Company for future growth.  Excluding the impact of JSP, our revenues grew sequentially in each quarter of Fiscal 2019.  The Committee adjusted financial performance goals for the Fiscal 2019 annual incentive (bonus) plan to account for the expiration of the JSP contract (for the period of March 24, 2019 - June 30, 2019) as well as forecasted positive benefits from cost savings initiatives.  Based on the revised internal budget, our financial results for Fiscal 2019 slightly exceeded target performance goals for each metric under the Annual Bonus Plan, and we achieved the superior performance hurdle for number of product launches.  Calculated award funding levels under our Annual Bonus Plan were equal to approximately 120% of target.  However, in light of the Company’s negative total stockholder return (“TSR”) in Fiscal 2019 and non-renewal of the JSP contract, the Committee reduced cash bonus payouts to 100% of target award levels for each NEO.  In July 2019, our NEOs received stock option and restricted stock grants that were slightly above target award levels based on Fiscal 2019 Company and individual performance results, as discussed further below.  They also received performance share grants tied to our relative TSR vs. companies in the S&P Pharmaceuticals Select Index for the three-year performance cycle running from July 29, 2019 through July 29, 2022 with any earned awards vesting on July 29, 2023 after one additional year of continued service.  Most outstanding stock options held by our NEOs are currently “underwater” and the value of most other outstanding equity awards are well below grant date target values.  Based on our interim relative TSR results through June 30, 2019, performance shares granted in Fiscal 2018 and 2019 are currently tracking below threshold levels which, if sustained over the applicable three-year performance periods, would result in no awards being earned by NEOs.

Key financial performance highlights, as reported in accordance with GAAP requirements, are shown below.  GAAP-based results for Fiscal 2019 reflect significant asset impairments primarily associated with the JSP contract expiration and Cody Labs totaling $375.4 million along with other restructuring-related costs and charges. See the section of our Form 10-K entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional details and discussion of Company performance.

Total Net Sales ($000s)
$800,000
$700,000
$600,000
$500,000
$400,000
$300,000
$200,000
$100,000
$0
$542,493
$633,341
$684,563
$655,407
FY 2016
FY 2017
FY 2018
FY 2019

Operating Income ($000s)
$250,000
$150,000
$50,000
($50,000)
($150,000)
($250,000)
($350,000)
$130,758
$86,446
$129,695
($262,321)
FY 2016
FY 2017
FY 2018
FY 2019

Diluted Earnings (Loss) Per Share
$2.00
$1.00
$0.00
($1.00)
($2.00)
($3.00)
($4.00)
($5.00)
($6.00)
($7.00)
($8.00)
$1.20
($0.02)
$0.75
($7.20)
FY 2016
FY 2017
FY 2018
FY 2019

Indexed 4-Year TSR (from 6/30/2015)
140
120
100
80
60
40
20
0
2016
2017
2018
2019
Lannett
Peer Group Average†
NYSE

†Peer Group average pertains to the Fiscal 2019 peer group.

Comparison of Target Versus Actual CEO Pay (In Year Earned)

The following chart compares actual versus target CEO pay for the past three fiscal years. To more accurately demonstrate the impact of Company performance on executive pay, comparisons include annual equity grants in the year earned, as opposed to the year granted. Values for fiscal year 2017 pertain to Mr. Arthur Bedrosian, our former CEO. Values for Fiscal years 2018 and 2019 pertain to Mr. Crew, with Fiscal 2018 values including annualized base salary and short-term incentives (STI) and new hire equity grants.  As shown below, actual pay levels earned for Fiscal 2017 and 2018 were well below target opportunities, even when one-time awards are included.  Mr. Crew’s actual pay earned for Fiscal 2019 was slightly above target, reflecting the Company’s significant progress towards achieving strategic objectives and positioning the Company for future growth.  Equity-based long-term incentives reflect grant-date award values, with current actual or realizable values for Fiscal 2017 and 2018 awards considerably lower based on our closing stock price as of June 30, 2019.

Comparison of Disclosed Versus Realizable CEO Pay for Mr. Crew (Based on Summary Compensation Table)

Compared with values reported in the Summary Compensation Table for Mr. Crew, current realizable values are 52% lower for Fiscal 2018 and 24% lower for Fiscal 2019.  Mr. Crew’s reported compensation for Fiscal 2018 reflects his partial year of service and new hire equity grants, while Fiscal 2019 reported compensation reflects base salary plus bonus (STI) earned plus equity awards granted in Fiscal 2019 (with stock options and restricted stock based on Fiscal 2018 performance).  Realizable pay reflects no current value for outstanding stock options or performance shares, and restricted stock well below initial grant date values based on our stock price as of June 30, 2019.

Fiscal 2019 Executive Compensation Program Changes

As our Company grows, the Committee is committed to the evolution and improvement of our Executive Compensation Program to ensure alignment with our business strategy and stockholder interests, as well as best competitive practices.  The Committee made the following adjustments to the program’s core compensation elements for 2019:

What’s Changed	How It’s Changed	Explanation
Short-Term Incentives (“Annual Bonus”)	• Performance ranges widened, with threshold hurdles set at 85% of target goals and superior hurdles set at 120%.

No changes were made to performance metrics, weightings, or award opportunities. Performance range spreads were widened to account for continued uncertainty within generic pharmaceutical industry and to align more closely with market and our historical practice

Long-Term Incentives

•                  Target value mix changed to place an equal weighting (33.3%) on performance shares (up from 25% in Fiscal 2018), stock options, and restricted stock.

•                  Grant levels for stock options and restricted stock will continue to be tied to Company performance and can range from 0% to 150% of target awards based on actual results versus pre-established goals.

No change made to award opportunities. Target value mix changed in response to stockholder outreach feedback. The Committee continued to link equity grant levels to Company performance, including financial results and multi-year total stockholder return, to strengthen alignment with stockholder interests.

To address retention concerns and encourage NEOs to focus on achieving strategic objectives following the announced non-renewal of the JSP contract, the Committee adopted a retention bonus program in December 2018.  NEOs were eligible to receive cash payments equal to 100% of their Fiscal 2018 base salary if they remained employed and perform duties and responsibilities in a satisfactory manner through December 1, 2019, or if they are terminated other than for Cause (as defined in employment agreements) during the one-year retention period.  Retention awards were earned by our current NEOs on December 1, 2019 and will be reported in the Summary Compensation Table for Fiscal 2020.

Our Commitment to Sound Corporate Governance

In order to align our executive compensation program with long-term stockholder interests, we have adopted a variety of sound corporate governance practices, as illustrated in the following table:

What We Do	What We Don’t Do
• Emphasize variable incentives to align pay with performance	• Provide multi-year pay guarantees within employment agreements
• Tie incentive compensation to multiple performance metrics that reinforce key business objectives	• Allow stock option repricing without stockholder approval
• Place primary emphasis on equity compensation to align executive and stockholder interests	• Permit stock hedging or pledging activities
• Use stock ownership guidelines for executive officers and non-employee directors	• Provide uncapped incentive awards
• Maintain a clawback policy allowing for the recoupment of excess compensation in the event of a material financial restatement and fraud or misconduct	• Pay tax gross-ups on any awards
• Engage an independent compensation consultant to advise the Compensation Committee	• Provide excessive executive perquisites

Overview of the Executive Compensation Program

Our Philosophy

A fundamental objective of our Executive Compensation Program is to focus our executives on creating long-term stockholder value — all aspects of our program are rooted in this goal and designed around the following guiding principles:

•                  Pay for performance: A significant portion of compensation should be variable and directly linked to corporate and individual performance goals and results.

•                  Competitiveness: Compensation should be sufficiently competitive to attract, motivate and retain an executive team fully capable of driving exceptional performance.

•                  Alignment: The interests of executives should be aligned with those of our stockholders through equity-based compensation and performance measures that help to drive stockholder value over the long term.

To support these guiding principles, our program includes the following compensation elements:

Pay Element	Form	Purpose
Base Salary	Cash (Fixed)	Provides a competitive level of compensation that reflects position responsibilities, strategic importance of the position and individual experience.
Short-Term Incentives (Annual Bonus)	Cash (Variable)

Provides a cash-based award that recognizes the achievement of corporate goals in support of the annual business plan, as well as specific, qualitative and quantitative individual goals for the most recently completed fiscal year.

Long-Term Incentives	Equity (Variable)	Provides incentives for management to execute on financial and strategic goals that drive long-term stockholder value creation and support the Company’s retention strategy.

Target Compensation Mix

The charts below show that most of our NEO’s target compensation for Fiscal 2019 is variable (80% for our CEO and an average of 69% for our other NEOs).  Variable pay includes the target value of short-term cash incentives (“STI”), performance shares, stock options, and restricted stock.

Based upon Fiscal 2019 compensation as reported in the Summary Compensation Table on page 30 of this Proxy Statement variable pay represents 65% of total pay for our CEO and 60% of average total pay for our other NEOs.  This mix reflects target annual incentives earned in Fiscal 2019 under the Annual Bonus Plan (shown as STI), target performance share grants in Fiscal 2019, and below-target stock option or restricted stock grants in Fiscal 2019 based on Fiscal 2018 Company performance.

How Compensation Decisions Are Made

•                  The Role of the Compensation Committee. The Committee, composed entirely of independent directors, is responsible for making executive compensation decisions for the NEOs.  The Committee works closely with its independent compensation consultant, Pearl Meyer & Partners (“Pearl Meyer”), and management to examine pay and performance matters throughout the year.  The Committee’s charter, which sets out its objectives and responsibilities, can be found at our website at www.lannett.com under the “Investors” section.

The Committee has authority and responsibility to establish and periodically review our Executive Compensation Program and compensation philosophy.  Importantly, the Committee also has the sole responsibility for approving the corporate performance goals upon which compensation for the CEO is based, evaluating the CEO’s performance and determining and approving the CEO’s compensation, including equity-based compensation, based on the achievement of his goals.  The Committee also reviews and approves compensation levels for other NEOs, taking into consideration recommendations from the CEO.

In making its determinations, the Committee considers market data and advice from Pearl Meyer, as well as budgets, reports, performance assessments and other information provided by management.  It also considers other factors, such as the experience, skill sets, and contributions of each NEO towards our overall success.  However, the Committee is ultimately responsible for all compensation-related decisions for the NEOs and may exercise its own business judgment when evaluating performance results and making compensation decisions.

Timing of Committee Meetings and Grants; Option and Share Pricing

The Committee meets as necessary to fulfill its responsibilities, and the timing of these meetings is established during the year.  The Committee holds special meetings from time to time as its workload requires.  Annual equity grants typically occur after finalizing fiscal year end performance results.  Historically, annual grants of equity awards were typically approved at a meeting of the Committee in August/September of each year to reward prior year performance.  Beginning with grants made in Fiscal 2015, annual equity grants occur in the July/August time frame, reflecting the Company’s status change to an accelerated filer (with an expedited filing date requirement).  Individual grants (for example, associated with the timing of a new NEO or promotion to an NEO position) and special recognition awards may occur at any time of year.  The exercise price of each stock option and fair value of restricted stock awarded to our NEOs is the closing price of our common stock on the date of grant.

•                  The Role of the CEO. The CEO does not play any role in the Committee’s determination of his own compensation.  However, he presents the Committee with recommendations for each element of compensation including base salaries and short- and long-term incentive awards for the other NEOs, as well as non-executive employees who are eligible for equity grants.  The CEO bases these recommendations upon his assessment of each individual’s performance, as well as market practice.  The Committee has full discretion to modify the recommendations of the CEO in the course of its approvals.

•                  The Role of the Independent Consultant. The Committee consults, as needed, with an outside compensation consulting firm.  As it makes decisions about executive compensation, the Committee reviews data and advice from its consultant about current compensation practices and trends among publicly-traded companies in general and comparable generic pharmaceutical companies in particular.  The Committee also periodically reviews recommendations from its outside consultant and makes recommendations to the Board about the compensation for non-employee directors.

In Fiscal 2018, Pearl Meyer was retained by the Committee, as its independent consultant, to review the competitiveness of the Executive Compensation Program.  Pearl Meyer provided the Committee with compensation data with respect to similarly sized biopharmaceutical and life sciences companies and consulted with the Committee about a variety of issues related to competitive compensation practices and incentive plan designs. Pearl Meyer was also retained by the Committee in Fiscal 2019 to review the competitiveness of the Executive Compensation Program and to provide ongoing advice relating to the Executive Compensation Program.  The Committee assessed the independence of Pearl Meyer pursuant to the SEC rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from independently advising the Committee.

Peer Group & Benchmarking

The Committee evaluates industry-specific and general market compensation practices and trends to ensure the Executive Compensation Program is appropriately competitive.  When making decisions about the program for Fiscal 2019, the Committee considered publicly-available data, as well as a market study conducted by Pearl Meyer in May 2018.  The Pearl Meyer study developed market values using a blend of peer group proxy pay data for the companies shown below as well as published survey data for the broader life sciences industry.  Using this information, the Committee compared our program to the compensation practices of other companies which the Committee believes are comparable to the Company in terms of size, scope and business complexity (the “peer group”).  As shown below, the Company ranked in the upper half of the peer group in terms of employee headcount, near the 50th percentile for net sales, between the 25th and 50th percentiles for enterprise value, and below the 25th percentile for operating income.

Company Name	Fiscal Year End # of Employees	Enterprise Value 6/30/2019 ($mm)	Fiscal Year End Operating Income ($mm)	Fiscal Year End Sales ($mm)	Cumulative 3 YR TSR 6/30/2019	Cumulative 5 YR TSR 6/30/2019
Aceto Corporation	315	$279	$(17)	$711	-99.4%	-99.2%
Acorda Therapeutics, Inc.	474	$406	$95	$471	-69.9%	-77.2%
Akorn, Inc.	2,206	$1,310	$(128)	$694	-81.9%	-84.5%
AMAG Pharmaceuticals, Inc.	467	$344	$(64)	$474	-58.2%	-51.8%
Amphastar Pharmaceuticals, Inc.	2,078	$1,019	$(9)	$295	31.0%	110.9%
Assertio Therapeutics, Inc.	116	$665	$64	$312	-82.4%	-75.2%
Cambrex Corporation	1,732	$2,048	$111	$531	-9.5%	126.1%
Emergent BioSolutions Inc.	1,705	$3,101	$111	$782	83.6%	129.9%
Horizon Therapeutics plc	1,000	$5,061	$26	$1,208	46.1%	—
Impax Laboratories, Inc.	1,257	n/a	$(28)	$776	—	—
INSYS Therapeutics, Inc.	226	$(47)	$(109)	$82	-97.8%	-98.1%
Jazz Pharmaceuticals plc	1,360	$9,001	$716	$1,891	0.9%	-3.0%
Prestige Consumer Healthcare Inc.	520	$3,393	$300	$976	-42.8%	-6.5%
Supernus Pharmaceuticals, Inc.	448	$1,805	$144	$409	62.4%	202.2%
United Therapeutics Corporation	860	$2,872	$808	$1,628	-26.3%	-11.8%
Lannett Company, Inc.	1,020	$803	$(262)	$655	-74.5%	-87.8%
Percentile Rank	60%	36%	0%	47%	29%	15%

Subsequent to the 2018 study, former peer Aceto Corporation filed for bankruptcy protection and former peer Impax Laboratories Inc. was combined into the newly-formed company Amneal Pharmaceuticals, Inc.

For purposes of a subsequent market pay analysis conducted by Pearl Meyer in April 2019, the Committee approved a revised peer group consisting of 12 companies, including 8 of the 2018 peers shown above (Acorda Therapeutics Inc., Akorn Inc., Amphastar Pharmaceuticals Inc., Assertio Therapeutics Inc., Cambrex Corporation, Prestige Consumer Healthcare Inc., Supernus Pharmaceuticals Inc., and United Therapeutics Corporation) plus 4 new companies (Amneal Pharmaceuticals Inc., ANI Pharmaceuticals Inc., Catalent Inc., and Momenta Pharmaceuticals Inc.). The revised peer group aligns more closely with us in terms of company size and industry focus following the non-renewal of the JSP contract.  The Committee uses external market data as a reference point to ensure the Company’s executive compensation program is sufficiently competitive to attract, retain, and motivate highly experienced and talented NEOs.  The Committee generally seeks to position target total direct compensation for NEOs at or near 50th percentile market values for comparable positions but does not utilize a purely formulaic benchmarking approach.  Based on the May 2018 Pearl Meyer study, target total direct compensation, including the sum of base salary plus target short-term and long-term incentives, was within the competitive range (defined as +/- 15%) of 50th percentile market values for all then-current NEOs other than Mr. Kozlowski, who was above the range, and equal to 103% of the 50th percentile in the aggregate.  Actual total direct compensation was well-below 50th percentile market values for all then-current executive officers participating in the Fiscal 2018 short-term and long-term incentive programs and equal to 42% of the 50th percentile in the aggregate, reflecting below-target incentive awards based on actual vs. planned performance.  As previously noted, when evaluating our executive compensation program, the Committee considers a variety of other factors in addition to external market data, such as Company and individual performance, and each NEO’s qualifications, skill sets, and past and expected future contributions towards our success.

2019 Executive Compensation Program Decisions

Base Salary

We attribute much of our success to our highly-experienced executive management team, and the strength of their leadership has been clearly demonstrated by our exceptional long-term performance results and growth.  In order to remain competitive among our industry peers, the Committee believes it should set compensation at market-competitive levels that reflect the executive’s experience, role and responsibilities.  Based on Pearl Meyer’s 2018 study, current salaries were below 50th percentile market values for 4 of our 5 current NEOs and within a competitive range (+/- 10%) of the 50th percentile for all incumbents.  The Committee decided to not provide salary increases to any of our NEOs for Fiscal 2019. The following table summarizes annualized salaries for Fiscal 2018 and 2019 for our NEOs. Annualized Fiscal 2018 salaries differ from actual values received as reported in the Summary Compensation Table for certain incumbents with less than a full year of service or promotions.

NEO	2018 Base Salary	2019 Base Salary	% Change
Timothy C. Crew	$735,000	$735,000	—
Martin P. Galvan	$415,000	$415,000	—
Samuel H. Israel	$400,000	$400,000	—
John Kozlowski	$325,000	$325,000	—
John Abt	$344,500	$344,500	—

Short-Term Incentives (Annual Bonus)

The Company’s NEOs participate in an annual bonus program, which is designed to reinforce the annual business plan and budgeted goals and to recognize yearly performance achievements focused primarily on financial and operating results.  Actual payouts can range from 0% (below threshold) to 200% (superior performance) of target awards and are paid in cash.  The Committee sets each NEO’s threshold, target and superior bonus opportunity as a percentage of base salary, as follows:

	Annual Bonus Opportunity As a % of Salary
NEO	Threshold (25% of Target)	Target (100% of Target)	Superior (200% of Target)
Timothy C. Crew	25%	100%	200%
All Other NEOs	15%	60%	120%

Expressed as percentages of salary, Fiscal 2019 award opportunities were the same as those established in Fiscal 2018 for all NEOs who were employed during both years.

The overall annual bonus plan for Fiscal 2019 was comprised of two components:

•                  Corporate Financial & Operational Goals: 80% of the total target award opportunity is tied to operating results versus targets established by the Committee to promote a focus on Company-wide profitable growth and collaboration:

Performance Metric	Weighting (out of 100%)
Adjusted Operating Income	40%
Adjusted Earnings Per Share (“EPS”)	20%
Net Sales	20%
Strategic Objectives	10%
Individual Objectives	10%

Fiscal 2019 performance metrics and weightings were the same as those established in Fiscal 2018.

Adjusted EPS is defined as diluted EPS excluding bonus and stock-based compensation expense, as further adjusted for certain non-recurring items.

•                  Strategic / Individual Objectives: 20% of the total target award opportunity is based on the achievement of pre-established quantitative and qualitative strategic and individual goals, to reinforce key strategic objectives and to promote individual accountability and “line of sight.”  For Fiscal 2019, half of the award opportunity for all NEOs was tied to new product launches and half was tied to various other strategic, financial and operational objectives, taking into consideration each NEO’s job function and responsibilities.  For competitive harm reasons, the Company does not disclose specific details on individual goals and other strategic objectives.

2019 Short-Term Incentives (Annual Bonus): Results and Payouts

•                  Corporate Financial & Operational Results (Collectively Weighted 80% of Total Target Award). Fiscal 2019 Target goals for Adjusted Operating Income, Adjusted EPS, and Net Sales were set below Fiscal 2018 actual levels based on our 2019 internal budgets which anticipated continued challenging market conditions within the generic pharmaceuticals sector.  In December 2018, the Committee adjusted incentive plan performance targets to account for the expiration of the JSP contract (for the period of March 24, 2019 — June 30, 2019).  Based on our revised 2019 internal budget, performance targets were reduced by approximately 7% from original levels for Net Sales and Adjusted Operating Income metrics and by 9.5% for Adjusted EPS.  In applying these adjustments, the Committee also included anticipated positive impacts from the Company’s cost savings initiatives, which offset more than half of the negative adjustments associated with the expiration of the JSP contract for the period of March 24, 2019 through our fiscal year end of June 30, 2019.  The Committee viewed these revised performance hurdles as very challenging in light of then-current internal forecasts, the uncertainty resulting from the JSP contract expiration, and industry and economic conditions. The Committee established Threshold performance hurdles at 85% of Target goals and Superior hurdles at 120% of Target to account for stretch goals, challenging market conditions, and to align more closely with our historical performance range spreads.  Fiscal 2019 financial performance goals and actual results are shown in the following table:

	Weighting	Performance Goals (as Revised in December 2018)*
Performance Metric	(Out of 80%)	Threshold	Target	Superior	Actual
Adjusted Operating Income ($ millions)	40%	$174.7	$205.6	$246.7	$209.8
Adjusted EPS	20%	$2.41	$2.83	$3.40	$2.85
Net Sales ($ millions)	20%	$551.6	$648.9	$778.7	$655.4

* Original Target performance goals were $220.3 million for Adjusted Operating Income, $3.13 for Adjusted EPS, and $700.0 million for Net Sales.

Actual Fiscal 2019 performance results were between Target and Superior levels for all three financial metrics.  Actual Adjusted Operating Income for Fiscal 2019 excluded pre-tax items totaling approximately $472.1 million, including acquisition-related and restructuring expenses, impairments, and other non-recurring items.  Actual Adjusted EPS excluded the same $472.1 million in pre-tax items plus $19.1 million primarily related to non-cash interest expense and a loss on extinguishment of debt as well as the related tax effects for all of these items.  For Fiscal 2019, the Net Sales result was the same as the GAAP-reported value, with no adjustments applied.

•                  Strategic and Individual Performance Results (Collectively Weighted 20% of Total Target Award). For Fiscal 2019, the Target goal for new product launches was 15 for the fiscal year.  The actual number of launches was 18, at the Superior goal. The Committee also considered each NEO’s contributions towards a variety of other company-wide strategic and function-specific objectives.  While no specific weightings were assigned to these other objectives, the Committee considered each NEO’s contributions towards the Company’s ongoing success with restructuring activities, the continued strengthening of our balance sheet, maintaining operational discipline within a challenging market environment, and achievement of various other strategic growth milestones.  Based on the Committee’s overall assessment, each NEO met or exceeded all goals for the strategic / individual performance component.

Total Annual Bonus

Based on our Fiscal 2019 performance results, calculated award funding levels were equal to approximately 120% of target levels for our NEOs.  However, in light of the Company’s negative TSR and non-renewal of the JSP contract, the Committee exercised negative discretion and capped all payouts at 100% of Target opportunities.  Total Fiscal 2019 payouts for current NEOs are summarized in the following table:

Current NEO	Corporate Financial / Operational Component	Strategic / Individual Objectives Component	Total Actual Bonus for Fiscal 2019
Timothy C. Crew	$588,000	$147,000	$735,000
Martin P. Galvan	$199,200	$49,800	$249,000
Samuel H. Israel	$192,000	$48,000	$240,000
John Kozlowski	$156,000	$39,000	$195,000
John Abt	$165,360	$41,340	$206,700

Long-Term Incentives

NEOs participate in a performance-based long-term incentive program.  Target award opportunities, expressed as percentages of base salary, for Fiscal 2019 are summarized in the following table:

NEO	Target Award as % of Base Salary
Timothy C. Crew	300%
Martin P. Galvan	200%
Samuel H. Israel	175%
John Kozlowski	150%
John Abt	100%

The target value mix for our NEOs in Fiscal 2019 is summarized below:

All equity grants are tied to performance.  For the stock option and restricted stock components, grant levels are tied to Company and individual performance, using the same metrics and weightings as under the Annual Bonus Plan.  Actual grants can range from 0% (for below Threshold results) to 150% (for Superior performance) of target award levels, as shown in the following table:

Performance Result	Percentage of Target Equity Grants Earned (as % of Target Grant)
Below Threshold	0% (subject to Committee discretion)
Threshold	50%
Target	100%
Superior	150%

Any earned stock option and restricted stock grants will be made following the end of the fiscal year in which performance is measured.  These grants typically occur in the first quarter of the next fiscal year.

For the performance share component, award opportunities can range from 0% to 200% of target levels, based on our three-year TSR relative to companies in the S&P Pharmaceuticals Select Industry Index, as follows:

Lannett Three-Year Relative TSR vs. S&P Pharmaceuticals Select Index	Percentage of Target Grant Earned
Below 40th Percentile	—
40th Percentile	50%
50th Percentile	100%
80th Percentile or Higher	200%

Because they are tied to prospective goals, performance share grants will occur during the first 90 days of each three-year performance cycle.

Grants Made in Fiscal 2019 (Based on Fiscal 2018 Performance)

In Fiscal 2018, the Company achieved financial performance results between Threshold and Target for Net Sales and below threshold levels for the profitability metrics.  Based on Company financial and strategic / individual objective performance results, the Committee approved the following stock option and restricted stock grants, effective as of July 30, 2018:

	Equity Grants Earned Based on Fiscal 2018 Performance
NEO	# of Stock Options	# of Restricted Shares
Timothy C. Crew	21,626	17,336
Martin P. Galvan	16,085	12,895
Samuel H. Israel	13,665	10,954
John Kozlowski	9,953	7,979
John Abt	6,454	5,174

These stock options vest in three equal annual increments, beginning on the first anniversary of the grant date and expire on the tenth anniversary from the date of grant. Each stock option has an exercise price of $12.20, equal to our closing stock price on the date of grant.  Restricted stock also vests in three equal annual increments, beginning on the first anniversary of grant.

Our NEOs also received the following TSR performance share grants:

NEO	Target Number of Performance Shares Granted
Timothy C. Crew	15,368
Martin P. Galvan	11,730
Samuel H. Israel	9,459
John Kozlowski	6,890
John Abt	4,586

Grants were made on July 30, 2018 and were determined by dividing target award values by the grant date fair value of $17.69 per share, based on a Monte-Carlo binomial modeling valuation tool, as discussed in Note 16 “Share-based Compensation” of our consolidated financial statements.   Award vesting will be based on the Company’s TSR relative to companies in the S&P Pharmaceuticals Index for the three-year period ending July 30, 2021, with no awards earned for below-Threshold results and maximum awards of up to 200% of target grants for Superior performance.

Grants Made in Fiscal 2020 (Based on Fiscal 2019 Performance)

In Fiscal 2019, the Company achieved financial performance results between Target and Superior levels for Adjusted Operating Income, Adjusted EPS, and Net Sales.  Based on Company financial and strategic / individual objective performance results, the Committee approved the following stock option and restricted stock grants, effective as of July 29, 2019:

	Equity Grants Earned Based on Fiscal 2019 Performance
NEO	# of Stock Options	# of Restricted Shares
Timothy C. Crew	208,070	129,590
Martin P. Galvan	76,560	47,680
Samuel H. Israel	64,570	40,210
John Kozlowski	46,000	28,650
John Abt	32,510	25,250

These stock options vest in four equal annual increments, beginning on the first anniversary of the grant date and expire on the tenth anniversary from the date of grant. Each stock option has an exercise price of $6.57, equal to our closing stock price on the date of grant.  Restricted stock also vests in four equal annual increments, beginning on the first anniversary of grant.

Our NEOs also received the following TSR performance share grants:

NEO	Target Number of Performance Shares Granted
Timothy C. Crew	70,390
Martin P. Galvan	26,500
Samuel H. Israel	22,350
John Kozlowski	15,560
John Abt	11,000

Grants were made on July 29, 2019 and were determined by dividing target award values by the grant date fair value of $10.71 per share, based on a Monte-Carlo binomial modeling valuation tool, as discussed in Note 16 “Share-based Compensation” of our consolidated financial statements.   Award vesting will be based on the Company’s TSR relative to companies in the S&P Pharmaceuticals Index for the three-year period ending July 29, 2022, with no awards earned for below-Threshold results and maximum awards of up to 200% of target grants for Superior performance.  Any earned shares will vest on July 29, 2023, after one additional year of continued service.

Grants made in Fiscal 2020 will be included in the Summary Compensation Table and Grants of Plan-Based Awards Table in the Form 10-K and proxy filings for Fiscal 2020, per current SEC reporting requirements.

Retention Bonus Program

To address retention concerns and to further encourage NEOs to focus on achieving strategic objectives following the announced non-renewal of the JSP contract, the Committee adopted a retention bonus program in December 2018.  NEOs were eligible to receive cash payments equal to 100% of their Fiscal 2018 base salary if they remained employed and perform duties and responsibilities in a satisfactory manner through December 1, 2019, or if they are terminated other than for Cause (as defined in employment agreements) during the one-year retention period.  Retention awards for our current NEOs were earned on December 1, 2019 and will be reported in the Summary Compensation Table for Fiscal 2020.  Per the terms of his Separation Agreement, which was effective as of August 30, 2019, Mr. Galvan will receive a pro-rata payout of $311,250 (75% of his Fiscal 2019 base salary) in December 2019.

Other Policies, Programs and Guidelines

The Company currently maintains a clawback policy under the Sarbanes-Oxley Act, with incentive awards for the CEO and CFO subject to recoupment in the event of a material financial restatement triggered by fraud or misconduct.  Additionally, any employee who violates the provisions of the Company’s Code of Business Conduct and Ethics is subject to disciplinary penalties that may include termination of employment.

The Committee intends to comply with any regulatory requirements pertaining to clawback provisions under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) once rules are finalized by the SEC and New York Stock Exchange. NEOs, like all other employees, have retirement programs and other benefits as part of their overall compensation package.  The Committee believes that these programs and benefits support our compensation philosophy, part of which is to provide compensation that is sufficiently competitive to attract, motivate and retain an executive team fully capable of driving exceptional performance.  The Committee periodically reviews these programs to validate that they are reasonable and consistent with market practice.  Attributed costs of the personal benefits available to the NEOs are included in column (h) of the Summary Compensation Table on page 30.

•                  Retirement Benefits. Each of our NEOs is eligible to participate in a 401(k) plan that is available to all employees.  The Company provides matching contributions on a $0.50 basis up to 8% of the contributing employee’s base salary, subject to limitations of the 401(k) plan and applicable law.

•                  Other Benefits. Our NEOs are eligible to participate in the same health benefits available to all other employees.  They also participate in a wellness program which provides a comprehensive annual physical examination and up to $1,000 in optional preventive health screening benefits.  Lannett provides life insurance for NEOs which would, in the event of death, pay up to $500,000 to designated beneficiaries.  Premiums paid for coverage above $50,000 are treated as imputed income.  Lannett also provides short- and long-term disability insurance which would, in the event of disability, pay the NEO 70% of his base salary up to the plan limits of $2,000 per week for short-term disability and $15,000 per month for long-term disability.  The NEOs are also provided with car allowances.

•                  Post-Termination Pay. The Committee believes that reasonable severance and change-in-control benefits are necessary in order to recruit and retain qualified senior executives and are generally required by the competitive recruiting environment within our industry and the marketplace in general.  These severance benefits reflect the fact that it may be difficult for our NEOs to find comparable employment within a short period of time and are designed to alleviate concerns about the loss of his or her position without cause.  The Committee also believes that a change-in-control arrangement will provide security that will likely reduce the reluctance of an NEO to pursue a change in control transaction that could be in the best interest of our stockholders.  Lannett’s severance plan is designed to pay severance benefits to a NEO for a qualifying separation.  For the CEO, the severance plan provides for payment of three times base salary, plus a pro-rated annual cash bonus for the current year calculated as if all targets and goals are achieved.  For the other NEOs, the severance plan provides for a payment of 18-months of base salary, plus a pro-rated annual cash bonus for the current year calculated as if all targets and goals are achieved.  Employment agreements with NEOs do not have any tax gross-up provisions, and include non-compete, non-solicitation, and other restrictive covenants for designated time frames.  As previously noted, Mr. Crew’s employment agreement was amended during Fiscal 2018 to eliminate a “walk away” provision that would have entitled him to severance benefits upon a voluntary resignation within thirty days of a Change in Control of the Company. This change was made based on the 2018 say on pay vote and concerns raised by stockholder advisory groups and further demonstrates our commitment to sound corporate governance practices.  None of the agreements with our other NEOs contain any type of “walk away” provision, with severance benefits only payable upon a qualifying termination of employment by the Company without “Cause” (as defined in the agreements) or a voluntary resignation for “Good Reason” (as defined in the agreements).

•                  Tax and Accounting Implications. Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes the deductibility of an NEO’s compensation that exceeds $1,000,000 per year.  The Tax Cuts and Jobs Act, which became effective as of January 1, 2018, modified Section 162(m) provisions, including the elimination of the “performance-based exception” that previously allowed certain performance-based compensation meeting specific requirements to qualify for full tax deductibility by the Company.  The changes to Section 162(m) do not apply to certain compensation paid pursuant to a binding written contract that was in effect as of November 2, 2017.  As a result of the tax law changes, compensation paid to designated “covered executives”, including current and former NEOs, in excess of $1,000,000 per individual will generally not be deductible, whether or not it is performance-based.  Although the Committee has historically attempted to structure executive compensation to preserve deductibility, it also reserves the right to provide compensation that may not be fully deductible, in order to maintain flexibility in compensating NEOs in a manner consistent with our compensation philosophy, as deemed appropriate.  The Committee believes that stockholder interests are best served by not restricting the Committee’s discretion in this regard, even though such compensation may result in non-deductible compensation expenses to the Company.

Looking Ahead: Executive Compensation Program Changes for Fiscal 2020

For Fiscal 2020, the Committee decided to increase base salaries for certain NEOs, modify the short-term incentive (Annual Bonus) design, and to modify the long-term incentive plan design, as shown below.

•                  Base Salaries. For Fiscal 2020, the Committee approved the following market adjustments to position NEO salaries at or near 50th percentile market values.  No increase was provided for Mr. Galvan due to his retirement on August 30, 2019.

NEO	2019 Base Salary	2020 Base Salary		% Change
Timothy C. Crew	$735,000	$757,000		3%
Martin P. Galvan	$415,000	$415,000		—
Samuel H. Israel	$400,000	$412,000		3%
John Kozlowski	$325,000	$385,000	*	18%
John Abt	$344,500	$354,500		3%

* Mr. Kozlowski’s Fiscal 2020 annual salary was initially set at $335,000 and subsequently increased to $385,000 at the time of his promotion to the role of Vice President, Finance and Chief Financial Officer, effective August 31, 2019.

•                  Short-Term Incentives (Annual Bonus). For Fiscal 2020, target award opportunities, expressed as percentages of base salary, are the same as in Fiscal 2019.  Performance metrics will also be similar to Fiscal 2019, with a revised mix that places increased emphasis on strategic objectives:

Performance Metric	Weighting (out of 100%)
Adjusted Operating Income	30%
Adjusted Earnings Per Share (“EPS”)	20%
Net Sales	20%
Strategic Objectives	20%
Individual Objectives	10%

•                  Long-Term Incentives. Expressed as percentages of base salary, target long-term incentive award opportunities increased to 350% for Mr. Crew, to align more closely with 50th percentile market values, to 175% for Mr. Kozlowski to reflect his promotion to the CFO role, and to 150% for Mr. Abt, to reflect his assumption of additional responsibilities and to align his compensation more closely with other senior executives.  Target award opportunities for all other NEOs are the same as those for Fiscal 2019, as is the target value mix for all NEOs, with an equal weighting on performance shares, stock options, and restricted stock.  All equity grants will be made at target award levels, with no prior year performance “look back” feature for stock options and restricted stock.  This change was made to align more closely with market practice and to allow for more consistent equity grant levels going forward.  Vesting periods for all equity grants in Fiscal 2020 were increased from three years to four years.

Stock option and restricted stock grants will occur following the end of Fiscal 2020, with awards vesting in four equal annual increments based on continued service.

For the performance share component, award opportunities can range from 0% to 200% of target levels, based on our three-year TSR relative to companies in the S&P Pharmaceuticals Select Industry Index, as follows:

Lannett Three-Year Relative TSR vs. S&P Pharmaceuticals Select Index	Percentage of Target Award Opportunity Earned
Below 40th Percentile	—
40th Percentile	50%
50th Percentile	100%
80th Percentile or Higher	200%

Following the end of the three-year performance period, any earned performance shares will vest after one additional year of continued service.  Because they are tied to prospective goals, performance share grants will occur during the first 90 days of each three-year cycle.

•                  Non-Qualified Deferred Compensation Plan. Effective July 1, 2019, the Company established a non-qualified deferred compensation plan that allows NEOs and a select group of other senior management and highly compensated employees to elect to defer up to 50% of base salary and up to 100% of annual bonuses.  Deferral elections must be made prior to the start of each calendar plan year, with participants selecting among a variety of investment alternatives.  The Committee has the discretion to periodically authorize company contributions but is under no obligation to do so, and any such company contributions may be subject to vesting requirements.  Participant compensation deferrals are immediately vested and will be credited to individual participant accounts, along with any company contributions (if applicable) and any investment returns.  Distribution of the  participant’s accounts is triggered by the occurrence of the applicable event (i.e., separation from service, retirement, death, disability, a Change in Control, or pre-determined in-service distributions that are no earlier than three years after the year in which deferrals were made) under the terms of the plan, but the date on which payment is actually processed will be subject to timing requirements associated with Section 409A of the Internal Revenue Code (“409A”).  The plan is unfunded and payouts will generally be made in one cash lump sum; however, subject to the 409A restrictions on initial and subsequent form of payment elections, participants will also be eligible to elect to receive payments in annual installments of up to five years for in-service distributions and up to ten years following retirement.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed, discussed and approved the CD&A as set forth above with management.  Taking this review and discussion into account, the undersigned Committee members recommend to the Board of Directors that the CD&A be included in the annual report on Form 10-K and in this Proxy Statement.

Paul Taveira, Chairman
John C. Chapman

David Drabik

COMPENSATION OF EXECUTIVE OFFICERS

Overview

The tables and narratives set forth below provide specified information concerning the compensation of our Named Executive Officers (NEOs) for the fiscal year ended June 30, 2019.

Summary Compensation Table

This table summarizes all compensation paid to or earned by our Fiscal 2019 NEOs for the years indicated to the extent they were serving as NEOs.

Name and Principal Position	Fiscal Year	Salary	Restricted Stock Awards	Options Awards	Non-equity incentive plan compensation	All Other Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Timothy Crew (1)	2019	$735,000	$483,359	$141,002	$735,000	$40,635	$2,134,996
Chief Executive Officer	2018	350,539	400,016	400,003	126,252	52,971	1,329,781
	2017	—	—	—	—	—	—

Martin P. Galvan (2)	2019	$415,000	$364,823	$104,874	$249,000	$50,477	$1,184,174
Vice President of Finance and Chief Financial Officer	2018	415,000	207,505	24,997	86,730	29,513	763,745
	2017	415,000	104,786	27,119	—	21,841	568,746

Samuel Israel (3)	2019	$400,000	$300,969	$89,096	$240,000	$27,122	$1,057,187
Chief Legal Officer and General Counsel	2018	376,923	585,010	24,997	79,931	16,980	1,083,841
	2017	—	—	—	—	—	—

John Kozlowski (4)	2019	$325,000	$219,228	$64,894	$195,000	$47,199	$851,321
Chief of Staff and Strategy Officer	2018	325,000	171,624	—	67,921	31,769	596,314
	2017	—	—	—	—	—	—

John Abt	2019	$344,500	$144,249	$42,080	$206,700	$24,221	$761,750
Vice President and Chief Quality Operations Officer	2018	299,539	153,505	24,997	67,817	19,155	565,013
	2017	289,632	87,289	17,706	—	20,218	414,845

(1)          Mr. Crew joined the Company as CEO effective January 2, 2018.

(2)          Mr. Galvan retired from the Company effective August 30, 2019.

(3)          Mr. Israel joined the Company as Chief Legal Officer and General Counsel effective July 15, 2017.

(4)          Mr. Kozlowski became an NEO in Fiscal 2018.  Compensation is not shown for prior years when he was employed in a non-executive officer role.  He was appointed to the role of Vice President of Finance and Chief Financial Officer effective August 31, 2019.

All Other Compensation

The following summarizes the components of column (g) of the Summary Compensation Table above:

Name and Principal Position	Fiscal Year	Company Match Contributions 401(k) Plan	Auto Allowance	Pay in Lieu of Vacation	Wellness Benefit	Excess Life Insurance	Relocation Reimbursement	Total
Timothy Crew	2019	$5,655	$13,500	$16,962	$4,250	$268	$—	$40,635
Chief Executive Officer	2018	6,463	6,439	—	—	69	40,000	52,971
	2017	—	—	—	—	—	—	—

Martin P. Galvan	2019	$9,896	$10,800	$24,740	$4,250	$791	$—	$50,477
Vice President of Finance and Chief Financial Officer	2018	9,343	10,800	8,579	—	791	—	29,513
	2017	10,447	10,800	—	—	594	—	21,841

Samuel Israel	2019	$8,727	$10,800	$3,077	$4,250	$268	$—	$27,122
Chief Legal Officer and General Counsel	2018	6,615	10,177	—	—	188	—	16,980
	2017	—	—	—	—	—	—	—

John Kozlowski	2019	$9,556	$10,800	$22,500	$4,250	$93	$—	$47,199
Chief of Staff and Strategy Officer	2018	9,770	7,062	14,844	—	93	—	31,769
	2017	—	—	—	—	—	—	—

John Abt	2019	$9,033	$10,800	$—	$4,250	$138	$—	$24,221
Vice President and Chief Quality and Operations Officer	2018	8,217	10,800	—	—	138	—	19,155
	2017	9,275	10,800	—	—	143	—	20,218

Grants of Plan-Based Awards in Fiscal 2019

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Stocks or Units (#) (1) (2)	Underlying Options (#) (1)	of Option Awards	Options Awards (4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	($/sh) (3)	(i)

Timothy Crew	7/30/2018				7,684	15,368	30,736				$271,860
Chief Executive Officer	7/30/2018							17,336			$211,499
	7/30/2018								21,626	$12.20	$141,002

Martin P. Galvan	7/30/2018				5,865	11,730	23,460				$207,504
Vice President of Finance and Chief Financial Officer	7/30/2018							12,895			$157,319
	7/30/2018								16,085	$12.20	$104,874

Samuel Israel	7/30/2018				4,730	9,459	18,918				$167,330
Chief Legal Officer and General Counsel	7/30/2018							10,954			$133,639
	7/30/2018								13,665	$12.20	$89,096

John Kozlowski	7/30/2018				3,445	6,890	13,780				$121,884
Chief of Staff and Strategy Officer	7/30/2018							7,979			$97,344
	7/30/2018								9,953	$12.20	$64,894

John Abt	7/30/2018				2,293	4,586	9,172				$81,126
Vice President and Chief Quality Operations Officer	7/30/2018							5,174			$63,123
	7/30/2018								6,454	$12.20	$42,080

(1)   Reflects grants made in Fiscal 2019 based on Fiscal 2018 performance.  All stock option and restricted stock grants vest in three equal annual increments.

(2)   The exercise price was equal to the Company’s closing stock price on the date of grant.

(3)   Stock options were valued using the Black-Scholes option pricing model. Performance shares were valued using a Monte Carlo binomial model. The assumptions used in fair value calculations are described in Note 16 “Share-based Compensation,” in the Form 10-K.  The grant date fair value for other stock grants reflects the number of shares multiplied by the Company’s closing stock price on the applicable date of grant.

(4)   Grants to Mr. Galvan fully vested upon termination of employment per the terms of his Separation Agreement.

Outstanding Equity Awards at 2019 Fiscal Year End

The following table sets forth information concerning the outstanding stock awards held at June 30, 2019 by each of the NEOs. The options were granted ten years prior to the option expiration date and vest over three years from that grant date.  Outstanding restricted shares as of June 30, 2019 vest three years from the date of grant.  Beginning in Fiscal 2020, the Company extended the vesting period of new share-based compensation awards to four years.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	Vested ($)
Timothy Crew	10,701	21,402	—	$23.65	1/1/2028
Chief Executive Officer	—	21,626	—	$12.20	7/29/2028
						43,980	$266,519

Martin P. Galvan	40,000	—	—	$4.73	7/15/2021
Vice President of Finance and Chief Financial Officer	32,000	—	—	$4.16	10/25/2022
	50,000	—	—	$13.86	9/4/2023
	30,000	—	—	$34.77	8/11/2024
	8,990	—	—	$59.20	7/21/2025
	1,179	590	—	$31.30	7/26/2026
	919	1,840	—	$17.40	9/21/2027
	—	16,085	—	$12.20	7/29/2028
						34,168	$207,058

Samuel Israel	919	1,840	—	$17.40	9/21/2027
Chief Legal Officer and General Counsel	—	13,665	—	$12.20	7/29/2028
						39,403	$238,782

John Kozlowski	4,000	—	—	$4 .16	10/25/2022
Chief of Staff and Strategy Officer	9,334	—	—	$13.86	9/4/2023
	4,200	—	—	$34.77	8/11/2024
	—	9,953	—	$12.20	7/29/2028
						22,709	$137,617

John Abt	1,970	—	—	$59.20	7/21/2025
Vice President and Chief Quality Operations Officer	770	385	—	$31.30	7/26/2026
	919	1,840	—	$17.40	9/21/2027
	—	6,454	—	$12.20	7/29/2028
						17,300	$104,838

Options Exercised and Stock Vested During the Fiscal Year Ended June 30, 2019

The following table sets forth information concerning stock options exercised and stock awards that vested during Fiscal 2019 for each of the NEOs.

	Options		Stock Awards
	Number of Shares	Value	Number of	Value
Name and Principal Position	Acquired	Realized	Shares Acquired	Realized
(a)	On Exercise	on Exercise	on Vesting	on Vesting
Timothy Crew	—	$—	5,638	$30,163
Chief Executive Officer

Martin P. Galvan	—	$—	2,777	$28,154
Vice President of Finance and Chief Financial Officer

Samuel Israel	—	$—	6,074	$82,606
Chief Legal Officer and General Counsel

John Kozlowski	—	$—	5,614	$44,890
Chief of Staff and Strategy Officer

John Abt	—	$—	3,272	$26,164
Vice President and Chief Quality and Operations Officer

Employment and Separation Agreements

The Company has entered into employment agreements with its current NEOs.  Each of the agreements provides for an annual base salary and eligibility to receive a bonus.  The salary and bonus amounts of these executives are determined by the review and approval of the Compensation Committee in accordance with the Committee’s charter as approved by the Board of Directors.  Additionally, these executives are eligible to receive stock options and restricted stock awards.  In 2018, the Company amended each of the employment agreements it has entered into with its current NEOs and with other employees to confirm and clarify that nothing in the employment agreements prohibits or limits the right of any employee from providing confidential information to or otherwise communicating with the SEC or any other governmental entity or self-regulatory organization or from accepting financial awards from the SEC or any other governmental entity or self-regulatory organization.  Under the terms of the employment agreements, these executive employees may be terminated at any time with or without cause, or by reason of death or disability.  In certain termination situations, the Company is liable to pay these executives severance compensation as discussed in the table below.

The Company entered into a Separation Agreement and General Release with Mr. Galvan, our former Vice President of Finance and Chief Financial Officer, upon his termination of employment on August 30, 2019.  The agreement provides for separation payments totaling $622,500, equal to eighteen months of Mr. Galvan’s final base salary plus a pro rata target cash bonus for Fiscal 2020 of $41,500, payable in twelve monthly installments, beginning on November 28, 2019.  Mr. Galvan will also receive a pro rata cash retention bonus of $311,250, payable in December 2019.  The agreement also provides for full vesting of all unvested stock options and all other equity awards, plus health benefits continuation (via reimbursement of COBRA premiums) for up to eighteen months from the date of termination.  Mr. Galvan agreed to release the Company from any claims and to cooperate in the resolution of any issues pertaining to filings, investigations, or claims relating to events that occurred during his tenure with the Company.  He also agreed to various restrictive covenants during the eighteen-month period following his termination of employment.

Potential Payments upon Termination or Change in Control

The following table summarizes potential payments or benefits upon various termination of employment scenarios for our NEOs as of fiscal year end and assumes that the relevant triggering event occurred on June 30, 2019.  The fair market values of share-based compensation (i.e. Stock Options and Restricted Stock) were calculated using the closing price of Lannett Company, Inc. stock ($6.06) on June 28, 2019, which was the last trading day of Fiscal 2019.  The “spread,” the difference between the fair market value of Lannett Company’s stock on June 28, 2019, and the option exercise price, was used for valuing stock options.

Name	Base Salary Continuation	Annual Cash Bonus	Acceleration and Exercisability Of Unvested Stock Option Awards	Acceleration Of Unvested Restricted Stock	Insurance Benefit Continuation	Other Benefits	Total
Timothy Crew
Without Cause/With Good Reason (1) (2)	$2,205,000	$735,000	$—	$266,519	$33,561	$4,096	$3,244,176
For Cause (3) (4)	$—	$735,000	$—	$—	$—	$4,096	$739,096
Retirement / Death / Disability (3)	$—	$735,000	$—	$—	$—	$4,096	$739,096
Change in Control (5)	$2,205,000	$735,000	$—	$266,519	$33,561	$4,096	$3,244,176
Martin P . Galvan
Without Cause/With Good Reason (1) (2)	$622,500	$249,000	$—	$207,058	$39,877	$5,680	$1,124,115
For Cause (3) (4)	$—	$249,000	$—	$—	$—	$5,680	$254,680
Retirement / Death / Disability (3)	$—	$249,000	$—	$—	$—	$5,680	$254,680
Change in Control (5)	$622,500	$249,000	$—	$207,058	$39,877	$5,680	$1,124,115
Samuel Israel
Without Cause/With Good Reason (1) (2)	$600,000	$240,000	$—	$238,782	$5,000	$3,336	$1,087,118
For Cause (3) (4)	$—	$240,000	$—	$—	$—	$3,336	$243,336
Retirement / Death / Disability (3)	$—	$240,000	$—	$—	$—	$3,336	$243,336
Change in Control (5)	$600,000	$240,000	$—	$238,782	$5,000	$3,336	$1,087,118
John Kozlowski
Without Cause/With Good Reason (1) (2)	$487,500	$195,000	$—	$137,617	$35,468	$6,136	$861,721
For Cause (3) (4)	$—	$195,000	$—	$—	$—	$6,136	$201,136
Retirement / Death / Disability (3)	$—	$195,000	$—	$—	$—	$6,136	$201,136
Change in Control (5)	$487,500	$195,000	$—	$137,617	$35,468	$6,136	$861,721
John Abt
Without Cause/With Good Reason (1) (2)	$516,750	$206,700	$—	$104,838	$51,621	$3,880	$883,789
For Cause (3) (4)	$—	$206,700	$—	$—	$—	$3,880	$210,580
Retirement / Death / Disability (3)	$—	$206,700	$—	$—	$—	$3,880	$210,580
Change in Control (5)	$516,750	$206,700	$—	$104,838	$51,621	$3,880	$883,789

(1) Each employment agreement ranges from 1-3 years and is automatically renewed unless notice is given by either party.  Any non-renewal of the existing employment agreements by the Company and any resignation of the Executive with Good Reason both constitute a termination without Cause.  Under the existing employment agreements base salary continuation for a period of 18-36 months, pro-rated cash bonus as if all targets and goals were achieved subject to any applicable cap on cash payments, acceleration of exercisability of unvested stock option awards, acceleration of unvested restricted stock, and insurance benefit continuation for a period of 18 months (collectively “Severance Compensation”) will only be made if the Executive executes and delivers to the Company, in a form prepared by the Company, a release of all claims against the Company and other appropriate parties, excluding the Company’s performance obligation to pay Severance Compensation and the Executive’s vested rights under the Company sponsored retirement plans, 401(k) plans and stock ownership plans (“General Release”).  Severance Compensation is paid in equal monthly installments over a 12 month period to commence on the 90th day following the Termination Date provided the Executive has not revoked the General Release prior to that date.  Earned but unpaid base salary, accrued but unpaid annual bonus (if the Executive otherwise meets the eligibility requirements) and accrued but unpaid paid time off and other miscellaneous items are to be paid in a single lump sum in cash no later than the earlier of: (1) the date required under applicable law; or (2) 60 days following the Termination Date.

(2)  Under the existing employment agreements, Good Reason is defined as giving written notice of his resignation within thirty (30) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events: (A) the assignment to Executive of duties materially and adversely inconsistent with Executive’s position or a material and adverse alteration in the nature of his duties, responsibilities and/or reporting obligations, (B) a reduction in Executive’s Base Salary or a failure to pay any such amounts when due; or (C) the relocation of Company headquarters more than 100 miles from its current location.

(3) Under the existing employment agreements,  if the Executive is terminated For Cause; by death; by disability; resigns without Good Reason; or retires; earned but unpaid base salary, accrued but unpaid annual bonus (if the Executive otherwise meets the eligibility requirements) and accrued but unpaid paid time off and other miscellaneous items are to be paid in a single lump sum in cash no later than the earlier of: (1) the date required under applicable law; or (2) 60 days following the Termination Date.

(4) For Cause generally means Executive’s willful commission of an act constituting fraud, embezzlement, breach of fiduciary duty, material dishonesty with respect to the Company, gross negligence or willful misconduct in performance of Executive duties, willful violation of any law, rule or regulation relating to the operation of the Company, abuse of illegal drugs or other controlled substances or habitual intoxication, willful violation of published business conduct guidelines, code of ethics, conflict of interest or other similar policies, and Executive becoming under investigation by or subject to any disciplinary charges by any regulatory agency having jurisdiction over the Company (including but not limited to the Drug Enforcement Administration (DEA), Food and Drug Administration (FDA) or the Securities and Exchange Commission (SEC) or if any complaint is filed against the Executive by any such regulatory agency.

(5) Under the existing employment agreements, a Change in Control is defined as a “change in ownership of the Company”, “a change in effective control of the Company”, or “a change in ownership of a substantial portion of the Company’s assets.”  If the Executive is terminated by the Company without Cause or resigns with Good Reason within 24 months of a Change in Control event, the Executive shall be entitled to earned but unpaid base salary, accrued but unpaid annual bonus (if the Executive otherwise meets the eligibility requirements) and accrued but unpaid paid time off and other miscellaneous items.  These items are to be paid in a single lump sum in cash no later than the earlier of: (1) the date required under applicable law; or (2) 60 days following the Termination Date.  Additionally, the Executive shall be entitled to Severance Compensation to be paid in equal monthly installments over a 12 month period to commence on the 90th day following the Termination Date provided the Executive has not revoked the General Release prior to that date.  A written notice that the Executive’s employment term is not extended within the 24-month period after a Change in Control shall be deemed a termination without Cause, unless the Executive and the Company execute a new employment agreement.

CEO Pay Ratio Disclosure

As required by the Dodd-Frank Act and the regulations of the SEC, we are providing the following information about the annual total compensation of our employees and the annual total compensation of our current CEO, Timothy Crew.  For the year ended June 30, 2019, Mr. Crew’s total compensation, as reported in the Summary Compensation Table of this proxy, was $2,134,996 and total compensation for our median employee, as calculated in accordance with the requirements of Regulation S-K, was $57,000, resulting in a ratio of 37.5 to 1.  This pay ratio information has been calculated in a manner consistent with SEC regulations.

For purposes of determining the median employee for the fiscal year ending June 30, 2019, we determined that as of June 19, 2019, our employee population consisted of 1,028 individuals working at our company and its consolidated subsidiaries, including 1,024 in the U.S. and 4 located in Armenia. For purposes of identifying the median employee, we excluded all 4 workers in Armenia, who represent 0.4% of our total population, as permitted under SEC guidelines.  For each of the 1,023 U.S.-based employees (other than Mr. Crew), we used their annualized base salary and target cash and equity incentive awards as of June 19, 2019 as a consistently applied compensation measure to identify the median employee.  We used target cash and equity incentives since actual awards for Fiscal 2019 for each employee were not yet determined.  We annualized values for employees hired after July 1, 2018, the start of our fiscal year.

Because the SEC rules permit significant flexibility in terms of approaches used to calculate compensation and identify the median employee, comparisons among companies may not be very meaningful, even for companies within the same industry.

COMPENSATION OF DIRECTORS

Our Board of Directors is actively involved in providing strategic direction and fiduciary oversight to the Company.  During Fiscal 2019, we had a total of seven Board members, which resulted in a significant workload for our directors, with our four independent directors serving on an average of three committees each.  Our Board of Directors held numerous meetings and teleconferences in Fiscal 2019 in carrying out its responsibilities.  The Board is actively involved in transactional due diligence, management succession planning, on-going reviews of business development activities and strategic initiatives to position the Company for future growth.  The Board also established a Special Committee to address the impact of the non-renewal of the JSP contract, which met eleven times during Fiscal 2019, and a Special Stockholder Demand Committee to address various stockholder demands against the Company, which met six times during Fiscal 2019.

For Fiscal 2019, our non-employee directors received a cash retainer of $90,000, payable in monthly increments of $7,500, for Board and committee service.  Mr. LePore also received an additional retainer of $20,000 for serving as our Independent Non-Employee Board Chairman, and Mr. Drabik received an additional retainer of $24,000 for his central role and work on the special committees and for continued, board leadership work.  No other cash retainers or meeting fees were provided other than meeting fees of $1,000 for each meeting held by the Special Stockholder Demand Committee during Fiscal 2019.

Board members receive annual equity grants to recognize their service during the prior fiscal year.  Grant levels may vary from year to year based on Company performance.  Based on the Company’s performance and the significant efforts and contributions of our directors in Fiscal 2018, in July 2018, each then-current non-employee Board member received an award of 16,195 common shares with a grant date value of $200,008, immediately vested at grant. Mr. Drabik received an additional 2,000 shares to recognize his efforts with the new CEO search during Fiscal 2018 which allowed for a seamless leadership transition from our former CEO to Mr. Crew.  These grants are shown in the table below, since they occurred in Fiscal 2019.  Based on the Company’s performance and the significant efforts and contributions of our directors in Fiscal 2019, in July 2019, each non-employee Board member received an award of 33,445 common shares with a grant date value of $200,001.  Grant date values for this grant will be reported in the director compensation table for Fiscal 2020, since the grant occurred after the end of Fiscal 2019.  As an executive director, Mr. Crew does not receive an additional grant for board service.

Effective in July 2014, the Board of Directors approved stock ownership guidelines for non-employee directors equal to three times their cash retainer.  Non-employee directors must meet required ownership levels within five years of first becoming subject to the guidelines and must hold 50% of all net after-tax shares from equity grants until ownership requirements are met (or 100% of such shares if ownership levels are not met by the end of the five-year compliance period).  All directors other than Mr. Paonessa, who joined the board in Fiscal 2016, and Mr. Chapman, who joined the board in Fiscal 2019, met required ownership levels as of the end of Fiscal 2019.

We maintain policies that prohibit Directors from pledging Lannett stock or engaging in activity considered hedging of our common stock, and none of our Directors has pledged Lannett stock as collateral for a personal loan or other obligations.

The following table shows compensation information for Fiscal 2019 for non-employee members of our Board of Directors.

DIRECTOR COMPENSATION

Name	Fees Earned	Stock Awards	Options Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Jeffrey Farber	$90,000	$200,008	—	—	—	—	$290,008

David Drabik	$117,000	$224,708	—	—	—	—	$341,708

Paul Taveira	$95,000	$200,008	—	—	—	—	$295,008

Albert Paonessa III	$90,000	$200,008	—	—	—	—	$290,008

Patrick LePore	$110,000	$200,008	—	—	—	—	$310,008

John Chapman	$95,000	$35,006	—	—	—	—	$130,006

James Maher	$15,000	$200,008	—	—	—	—	$215,008

(1)                                 Reflects grant date award value for equity grants received in Fiscal 2019 to recognize Board service in Fiscal 2018.

(2)                                 Mr. Chapman joined the Board effective July 1, 2018.

(3)                                 Mr. Maher retired from the Board in August 2018.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

The responsibility for the review of transactions with “related persons” (as defined below) has been assigned to the Audit Committee of the Board of Directors, which is comprised of three independent directors.  “Related persons” are defined as directors and executive officers or their immediate family members or stockholders owning more than five percent of the Company’s common stock.  The Audit Committee annually reviews related party transactions with any related person in which the amount exceeds $120,000.

The Company had net sales of $3.8 million, $3.9 million and $3.7 million during the fiscal years ended June 30, 2019, 2018 and 2017, respectively, to a generic distributor, Auburn.  Jeffrey Farber, a current board member, is the owner of Auburn.  Accounts receivable includes amounts due from Auburn of $1.2 million and $0.6 million at June 30, 2019 and 2018, respectively.

The Company also had net sales of $2.4 million and $1.9 million during the fiscal years ended June 30, 2019 and 2018 to a generic distributor, KeySource.  Albert Paonessa, a current board member, was appointed the CEO of KeySource in May 2017.  Accounts receivable includes amounts due from KeySource of $0.7 million thousand and $0.5 million as of June 30, 2019 and 2018.

The Company incurred expenses totaling $0.4 million and 0.3 million during the fiscal years ended June 30, 2019 and 2018 respectively, for online medical benefit services provided by a subsidiary of a variable interest entity. There were no amounts due to the variable interest entity as of June 30, 2019. The liability was not material to the financial position of the Company as of June 30, 2018.

As part of its review, the Audit Committee noted that the amount of net sales to Auburn approximated 0.6% of total net sales during the fiscal years ended June 30, 2019, 2018 and 2017, respectively.  The Audit Committee also noted that the amount of net sales to KeySource approximated 0.4% of total net sales during each of the fiscal years ended June 30, 2019 and 2018.

The Audit Committee reviewed an analysis of sales prices charged to Auburn and KeySource, which compared the average sales prices by product for Auburn, which is a member of the Premier Buying Group, and KeySource, which is a member of the OptiSource Buying Group, sales to the average sales prices by product to other Lannett customers during the same period.  As a result of this analysis, the Audit Committee ratified the net sales made to Auburn and KeySource during the fiscal years ended June 30, 2019 and 2018.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

NOMINEES

The Company’s Bylaws provide that the number of directors of the Company may be determined by the Stockholders, or in the absence of such determination, by the Board.  Currently, there are eight members of the Board.  Mr. Paonessa will not be standing for re-election to the Board.  The Board nominates the seven persons named below who are currently serving on the Board, for election to the Board.  As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable to serve or will decline to serve as a director.  The seven nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company until the next Annual Meeting or until their earlier resignation or removal.

The following list identifies the nominees for election to the Board and sets forth certain information regarding each nominee.  All nominees are currently serving as directors of the Company.  A majority of the directors on the Board are independent, as defined by the rules of the New York Stock Exchange (“NYSE”).  Those directors are referred to as “independent” below.

Patrick G. LePore was appointed as a Director of the Company in July 2017. On July 1, 2018, Mr. LePore succeeded Mr. Farber as Chairman of the Board of Directors. Mr. LePore served as chairman, Chief Executive Officer and president of Par Pharmaceuticals, Inc., until the company’s acquisition by private equity investor TPG in 2012.  He remained as chairman of the new company through the sale of the company to Endo Pharmaceuticals. Mr. LePore began his career with Hoffmann LaRoche.  Later, he founded Boron LePore and Associates, a medical communications company, which he took public and was eventually sold to Cardinal Health.  Mr. LePore is the Vice Chairman of the board of Matinas BioPharm and is a trustee of Villanova University.  Mr. LePore earned his bachelor’s degree from Villanova University and Master of Business Administration from Fairleigh Dickinson University.

The Governance and Nominating Committee concluded that Mr. LePore is well qualified to serve as a Director due, in part, to his understanding and experience as a Chief Executive Officer and Director of highly regarded companies within the pharmaceutical industry.  Mr. LePore is an independent director as defined by the rules of the NYSE.

John C. Chapman was appointed as a Director of the Company in July 2018.  Mr. Chapman is a retired audit partner for KPMG, having specialized in providing audit services to large complex multinational pharmaceutical and consumer market companies. During his tenure at KPMG, he served for six years as a member of the firm’s board of directors and for several years as KPMG’s global chair of pharmaceuticals and chemicals.  Mr. Chapman also served as global lead partner for some of KPMG’s largest clients, including Pfizer, Hoechst and PepsiCo, among others.  Mr. Chapman, a certified public accountant (CPA), earned a Bachelor of Business Administration in accounting practice degree from Pace University, New York.  On August 21, 2018, Mr. Chapman was appointed as Chairman of the Audit Committee, effective upon filing of the Company’s Fiscal 2018 consolidated financial statements.

The Governance and Nominating Committee concluded that Mr. Chapman is well qualified to serve as a Director, due to his extensive experience in the public accounting profession.  Additionally, Mr. Chapman has significant experience in dealing with acquisitions, divestitures, initial public offerings and secondary offerings.  Mr. Chapman is an independent director as defined by the rules of the NYSE.

Timothy C. Crew was appointed as the Company’s Chief Executive Officer and a Director of the Company in January 2018.  Mr. Crew has more than 25 years of experience in the generic and branded pharmaceutical industries.  Previously, he served as Chief Executive Officer of Cipla North America, a global pharmaceutical company based in Mumbai, India.  Before Cipla, he worked for eight years at Teva Pharmaceuticals Industries Ltd. (“Teva”), where he ultimately served as Senior Vice President and Commercial Operating Officer of the North American Generics division, the world’s largest generic operation with multibillion dollars of annual sales.  Before that, he was Teva’s Vice President, Alliances and Business Development.  Mr. Crew was also an Executive Vice President, North America, for Dr. Reddy’s Laboratories Ltd.  Mr. Crew began his pharmaceutical career at Bristol-Myers Squibb, where he held a number of senior management positions in global marketing, managed healthcare, marketing, business development and strategic planning.  Prior to his pharmaceutical roles, Mr. Crew served in the United States Army, where he rose to the rank of Captain. Mr. Crew earned a Bachelor of Arts degree in economics from Pomona College and a Masters of Business Administration degree from Columbia Business School.

The Governance and Nominating Committee concluded that Mr. Crew is well qualified to serve as a Director due, in part, to his understanding and experience as a Chief Executive Officer and Director of highly regarded companies within the pharmaceutical industry.

David Drabik was elected a Director of the Company in January 2011.  Mr. Drabik is a National Association of Corporate Directors Governance Fellow.  Since 2002, Mr. Drabik has been President of Cranbrook & Co., LLC (“Cranbrook”), an advisory firm primarily serving the private equity and venture capital community.  At Cranbrook, Mr. Drabik assists and advises its clientele on originating, structuring and executing private equity and venture capital transactions.  From 1995 to 2002, Mr. Drabik served in various roles and positions with UBS Capital Americas (and its predecessor UBS Capital LLC), a New York City based private equity and venture capital firm that managed $1.5 billion of capital.  From 1992 to 1995, Mr. Drabik was a banker with Union Bank of Switzerland’s Corporate and Institutional Banking division in New York City.  Mr. Drabik graduated from the University of Michigan with a Bachelor of Business Administration degree.

The Governance and Nominating Committee concluded that Mr. Drabik is well qualified to serve as a Director due, in part, to his understanding and involvement in investment banking.  As a global investment bank professional with extensive experience advising senior management, his skills include business analytics, financing and a strong familiarity with SEC documentation.  Mr. Drabik is an independent director as defined by the rules of the NYSE.

Jeffrey Farber was appointed a Director of the Company in May 2006 and was appointed Chairman of the Board of Directors in July 2012.  On July 2018, Patrick LePore succeeded Jeffrey Farber as the Chairman of the Board. Jeffrey Farber joined the Company in August 2003 as Secretary.  Since 1994, Mr. Farber has been President and the owner of Auburn Pharmaceutical (“Auburn”), a national generic pharmaceutical distributor.  Prior to starting Auburn, Mr. Farber served in various positions at Major Pharmaceutical (“Major”), where he was employed for over 15 years.  At Major, Mr. Farber was involved in sales, purchasing and eventually served as President of the Midwest division.  Mr. Farber also spent time working at Major’s manufacturing division, Vitarine Pharmaceuticals, where he served on its Board of Directors.  Mr. Farber graduated from Western Michigan University with a Bachelors of Science Degree in Business Administration and participated in the Pharmacy Management Graduate Program at Long Island University.

The Governance and Nominating Committee concluded that Mr. Farber is qualified to serve, due, in part, to his significant experience in the generic drug industry and his ongoing role as the owner of a highly regarded and successful generic drug distributor.  His skills include a thorough knowledge of the generic drug marketplace and drug supply chain management.

Melissa Rewolinski was appointed as a Director of the Company in July 2019. Dr. Rewolinski currently serves as principal of MVR Consulting, where she specializes in providing counsel to small and mid-size biotechnology and pharmaceutical companies. Earlier she held a number of senior level R&D positions for Intercept, rising to Senior Vice President, Head of Technical Operations, and member of the Executive Team. Previously, she served as Senior Director, Development for Amira Pharmaceuticals, and before that as a Chemical Development Group Leader and a Pharmaceutical Sciences Project Team Leader for Pfizer Global R&D. Dr. Rewolinski began her career at Pharmacia & Upjohn as a post-doctoral research scientist. Dr. Rewolinski earned a doctorate degree in organic chemistry and Bachelor of Science degree in chemistry, magna cum laude, from Rice University.

The Governance and Nominating Committee concluded that Dr. Rewolinski is well qualified to serve as a Director due, in part, to her significant experience in operational and drug development roles within the pharmaceutical industry.  Dr. Rewolinski is an independent director as defined by the rules of the NYSE.

Paul Taveira was appointed a Director of the Company in May 2012.  Mr. Taveira was the Chief Executive Officer of the National Response Corporation, an international firm specializing in environmental services, from June 2015 to February 2019.  He previously served on the Board of Directors and as the Chief Executive Officer of A&D Environmental Services Inc., an environmental and industrial services company.  From 2007 to 2009, Mr. Taveira was a Managing Partner of Precision Source LLC, a manufacturer of precision parts for various industries across the United States.  From 1997 to 2007, Mr. Taveira held several positions at PSC Inc., a national provider of environmental services, including President, Vice President and Regional General Manager.  From 1987 to 1997, Mr. Taveira held several management positions with Clean Harbors Inc., an international provider of environmental and energy services.  Mr. Taveira graduated from Worcester State University with a Bachelor of Science degree in Biology.

The Governance and Nominating Committee concluded that Mr. Taveira is well qualified to serve as a Director due, in part, to his understanding and experience as a Chief Executive Officer and Director of various companies.  Mr. Taveira is an independent director as defined by the rules of the NYSE.

Recommendation of the Board

THE BOARD RECOMMENDS THAT LANNETT STOCKHOLDERS VOTE “FOR” THESE NOMINEES.  UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM STOCKHOLDERS WILL BE VOTED IN FAVOR OF THESE NOMINEES.

PROPOSAL NO.  2 — RATIFICATION OF GRANT THORNTON, LLP AS INDEPENDENT AUDITORS

The Board and the Audit Committee has appointed Grant Thornton, LLP (“Grant Thornton”) as the Company’s independent auditors for the fiscal year ending June 30, 2020.  Under the corporate governance requirements of the Sarbanes-Oxley Act of 2002, and Section 10A — (m)(2) of the Securities Exchange Act of 1934, as amended, which states — “The audit committee of each issuer, in its capacity as a committee of the board of directors, shall be directly responsible for the appointment, compensation, and oversight of the work of any registered public accounting firm employed by the issuer (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each such registered public accounting firm shall report directly to the audit committee” — we are not required to have the stockholders ratify the selection of Grant Thornton as our independent auditors.  We are doing so because we believe it is good corporate practice to do so.  If the stockholders do not ratify the selection of Grant Thornton, the Board and the Audit Committee may reconsider whether or not to retain Grant Thornton.  Additionally, even if the selection is ratified, the Board and the Audit Committee in their sole discretion may change independent auditors at any time throughout the fiscal year.  Representatives from Grant Thornton are expected to be present at the Annual Meeting and will be available to respond to appropriate questions.

Grant Thornton LLP served as the independent auditors of the Company during Fiscal 2019, 2018 and 2017.  No relationship exists, other than the usual relationship between independent public accountant and client.  The following table identifies the fees incurred for services rendered by Grant Thornton LLP in Fiscal 2019, 2018 and 2017.

(In thousands)	Audit Fees	Audit-Related	Tax Fees (1)	All Other Fees (2)	Total Fees

Fiscal 2019:	$1,409	$—	$193	$7	$1,609
Fiscal 2018:	$1,586	$—	$180	$26	$1,792
Fiscal 2017:	$1,502	$—	$167	$—	$1,669

(1) Tax fees include fees paid for preparation of annual federal, state and local income tax returns, quarterly estimated income tax payments and various tax planning services.

(2) Other fees include fees paid for review of various correspondences including IRS audit assistance, miscellaneous studies, etc.

The non-audit services provided to the Company by Grant Thornton LLP were pre-approved by the Company’s Audit Committee.  Prior to engaging its auditor to perform non-audit services, the Company’s Audit Committee reviews the particular service to be provided and the fee to be paid by the Company for such service and assesses the impact of the service on the auditor’s independence.

The Audit Committee Charter provides that pre-approval may be granted by the Audit Committee Chairman.  The Audit Committee Chairman must report, for informational purposes only, any pre-approval decision to the Audit Committee at its next scheduled meeting.

Recommendation of the Board

THE BOARD RECOMMENDS THAT LANNETT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM STOCKHOLDERS WILL BE VOTED IN FAVOR OF THIS PROPOSAL.

PROPOSAL NO.  3 — NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act enables our stockholders to vote, on an advisory basis, on the compensation of our named executive officers as disclosed under the “Executive Compensation” section of this Proxy Statement.  As described under the “Executive Compensation” section of this Proxy Statement the overall objective of our executive compensation program is to focus our executives on creating long-term stockholder value and directly linking corporate and individual performance goals with the results of the Company.  Accordingly, for the reasons discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, we are asking our stockholders to vote “FOR” this proposal.

While we intend to carefully consider the voting results of this proposal, the vote is advisory and therefore not binding on the Company, the Compensation Committee or our Board of Directors.  Our Board of Directors and Compensation Committee value the opinions of all our stockholders and will consider the outcome of this vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED UNDER THE “EXECUTIVE COMPENSATION” SECTION OF THIS PROXY STATEMENT.

OTHER BUSINESS

The Board does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than as set forth above.  If any other matter should be presented properly, it is the intention of the persons named as proxies to vote on such matters in accordance with their judgment.

STOCKHOLDER PROPOSAL NOTICE REQUIREMENTS FOR 2021 ANNUAL MEETING

Proposals received from stockholders are given careful consideration by the Company.  Stockholder proposals submitted in accordance with Rule 14a-8 under the Exchange Act are eligible for consideration for inclusion in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders if they are received by the Company on or before August 21, 2020.  Any proposal should be sent to the Company at Lannett Company, Inc., 9000 State Road, Philadelphia, Pennsylvania 19136.  In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered at the 2020 Annual Meeting of Stockholders, such proposal must be received by the Company not later than the last date for submission of stockholder proposals under the Company’s Amended and Restated Bylaws (the “Bylaws”).  In order for a proposal to be timely under the Bylaws, it must be received at least 90 calendar days before the anniversary date of the Company’s immediately preceding Annual Meeting of Stockholders (i.e., October 26, 2020).  However, in the event that the Annual Meeting of Stockholders is called for a date that is not within 30 calendar days before or after the anniversary date of the immediately preceding Annual Meeting of Stockholders, notice of a stockholder proposal in order to be timely must be received not later than the close of business on the tenth calendar day following the day on which notice of the date of the Annual Meeting of Stockholders was mailed or public disclosure of the date of the Annual Meeting of Stockholders was made, whichever occurs first.

FISCAL YEAR 2019 ANNUAL REPORT TO STOCKHOLDERS

The Company’s Annual Report containing audited financial statements for the fiscal year ended June 30, 2019 accompanies this Proxy Statement.  You can obtain additional copies of our Annual Report on Form 10-K for the fiscal year ended June 30, 2019 at no charge by writing to Lannett Company, Inc., attention Chief Financial Officer, 9000 State Road, Philadelphia, Pennsylvania 19136.

SIGNATURE

Pursuant to the requirement of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

Date: December 6, 2019	LANNETT COMPANY, INC.

/s/ Patrick G. LePore
Patrick G. LePore
Chairman of the Board

MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 received by 12:00pm, (Eastern time), on January 21, 2020 Online GIof ntoo welwewct.rinovneicstvoortviontge,.com/LCI delete QR code and control # or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/LCI Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Directors: For Withhold For Withhold For Withhold 01 - Patrick G. LePore 02 - John C. Chapman 03 - Timothy C. Crew 04 - David Drabik 05 - Jeffrey Farber 06 - Dr. Melissa Rewolinski 07 - Paul Taveira ForAgainst Abstain ForAgainst Abstain 2. Proposal to ratify the selection of Grant Thornton, LLP as independent public accounting firm for the fiscal year ending June 30, 2020. 3. Non-binding advisory vote on the approval of executive compensation. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMM C 1234567890 J N T 3 8 5 0 8 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 7 2 B V 4 035IXD MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. 2020 Annual Meeting Proxy Card1234 5678 9012 345

2020 Annual Meeting Admission Ticket 2020 Annual Meeting of Lannett Company, Inc. Stockholders Wednesday, January 22, 2020, 9:00 a.m. EST The Wyndham Grand Jupiter at Harbourside Place 122 Soundings Avenue Jupiter, FL 33477 Upon arrival, please present this admission ticket and photo identification at the registration desk. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Notice of 2020 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — January 22, 2020 John Kozlowski, is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Lannett Company, Inc. to be held on January 22, 2020 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items Lannett Company, Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/LCI